UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COMPUWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 14, 2014

Dear Compuware Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Compuware Corporation at 9 a.m., Eastern time, on Friday, March 28, 2014. The meeting will be held at Compuware’s corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Detailed information about voting your shares is provided in the Questions & Answers section on Page 4 of the Proxy Statement.

Your vote is important because it gives you a voice in the governance of the Company and its future. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are represented at the meeting.

Sincerely,

Robert C. Paul

President and Chief Executive Officer

COMPUWARE CORPORATION

One Campus Martius

Detroit, Michigan 48226-5099

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 28, 2014

To the Shareholders:

This is our notice to you that the Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Friday, March 28, 2014, at 9 a.m., Eastern time, to consider and act upon the following matters:

(1)	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2014;

(3)	A non-binding proposal to approve the compensation of the Company’s named executive officers; and

(4)	Such other business as may properly come before the meeting.

Shareholders of record of our common shares at the close of business on February 11, 2014, are entitled to notice of the Annual Meeting of Shareholders and to vote at the meeting. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. On February 11, 2014, we had 218,187,924 outstanding common shares, our only class of stock outstanding.

We call your attention to the attached Proxy Statement. Please vote your shares and indicate whether you plan to attend the meeting either by signing, dating and returning the proxy card or by using the other voting mechanisms described in the Proxy Statement.

A copy of the 2013 Annual Report for the fiscal year ended March 31, 2013, accompanies this notice. The Proxy Statement and 2013 Annual Report of Compuware are also available at http://investor.compuware.com/annuals.cfm.

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan

February 14, 2014

COMPUWARE CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive proxy materials?

The Board of Directors of Compuware Corporation is soliciting proxies from holders of our common shares, par value $0.01, to be voted at the Annual Meeting of Shareholders to be held at 9 a.m., Eastern time, on Friday, March 28, 2014, and at any adjournment or postponement of that meeting. We refer to the annual meeting to be held pursuant to the Notice attached to this Proxy Statement as the “Annual Meeting.” In order to ask for your proxy, we must furnish you with this Proxy Statement and the accompanying materials that contain certain information required by law. References in this Proxy Statement to fiscal years mean the 12 months ended March 31, and references to “we,” “us,” “Compuware” or “the Company” are to Compuware Corporation.

How are proxy materials furnished?

We are pleased to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing to our shareholders a notice of Internet availability of proxy materials. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies. This Proxy Statement, the accompanying materials, the 2013 Annual Report to shareholders and a notice of Internet availability of proxy materials will be first sent to or made available to shareholders and posted on the Internet on or about February 14, 2014.

What if multiple shareholders have the same address?

We will send a single copy of the Proxy Statement and annual report to any household at which two or more shareholders reside if they appear to be members of the same family. The practice is known as “householding” and enables us to reduce the expenses of delivering duplicate materials to our shareholders. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Any shareholder residing at such an address may request a separate copy of these materials at no cost by writing to us at One Campus Martius, Detroit, Michigan 48226-5099, Attn: Investor Relations, or calling us at (313) 227-7300. If you are receiving multiple copies of materials, you may write or call us to request that we send only one copy by using the same address and phone number listed above.

Where will the Annual Meeting be held?

The Annual Meeting will take place at the corporate headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099 in the auditorium located on the 15th floor. Directions to our corporate office are available at www.compuware.com/hqdirections.

What will I vote on at the Annual Meeting?

You will vote on three items:

•	The election of eleven directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

•

A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2014; and

•	A non-binding proposal to approve the compensation of the Company’s named executive officers.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. However, if any other matters requiring a shareholder vote properly come before the Annual Meeting, the persons appointed as proxies will vote on such matters to the extent permitted by law in accordance with their best judgment.

Who is entitled to vote?

Shareholders of our common shares at the close of business on February 11, 2014 (the record date), are entitled to notice of the Annual Meeting and to vote. There are two types of shareholders: “shareholders of record” and “beneficial owners.” Only shareholders of record are entitled to vote in person at the Annual Meeting.

You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.).

You are considered a beneficial owner if your shares are held in a brokerage, bank or other institutional account. This is also commonly referred to as holding shares in “street name.” The Proxy Statement, annual report and a Vote Instruction Form are forwarded to you by your broker, bank or nominee who is considered to be, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the Vote Instruction Form included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from your broker, bank or nominee.

How many votes do I have?

Each share you held as of the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How do I cast my vote?

We urge you to vote your shares promptly to make certain your vote will be counted at the Annual Meeting. There are different ways you may cast your vote:

•	If you received an Important Notice Regarding the Availability of Proxy Material, you may vote over the Internet by following the instructions provided in that notice;

•

If you received printed copies of the proxy materials, you may vote by completing your proxy card or Vote Instruction Form and returning it by mail or by following the instructions about how to vote over the Internet or by telephone provided on the proxy card or Vote Instruction Form; or

•	If you are attending the Annual Meeting and you are a shareholder of record, you may complete a ballot at the Annual Meeting.

If you are a beneficial owner (your shares are held in street name), contact the entity that holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. To vote shares you hold in street name at the meeting, you must have a legal proxy issued in your name from your broker, bank or other nominee giving you the right to vote the shares. For purposes of voting at the Annual Meeting, you will not be able to use the Important Notice Regarding the Availability of Proxy Material or the Vote Instruction Form enclosed with printed copies of the proxy materials.

Can I change or revoke my vote?

If you give a proxy, you may revoke it at any time before it is voted by:

•

Giving our Secretary a written notice of revocation that is dated later than the proxy card (if by mail or courier, sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099);

•	Signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	Voting again by telephone or Internet (prior to March 27, 2014, at 11:59 p.m., Eastern time), since only your latest vote will be counted; or

•	Attending the Annual Meeting and voting in person, if you are a shareholder of record. Your attendance at the Annual Meeting will not in and of itself revoke your proxy.

Who can attend the Annual Meeting?

You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the Annual Meeting. Your “Important Notice Regarding the Availability of Proxy Material” is your admission ticket. To help us determine whether you are permitted to attend the Annual Meeting, you must bring it with you to the Annual Meeting. If your shares are currently held for you in a brokerage, bank or other institutional account and you wish to attend the Annual Meeting, you may bring instead a letter from that entity indicating that you are the beneficial owner of a stated number of shares of stock as of the February 11, 2014, record date.

Please vote your shares early and indicate whether you plan to attend the Annual Meeting.

How does the Board of Directors recommend I vote?

All valid proxies that are properly executed and submitted in time for the Annual Meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted in accordance with the following Board recommendations:

Voting Matters	Board Vote Recommendation
(1) Election of eleven directors	FOR each director nominee named in this Proxy Statement
Management Proposals
(2) Ratification of Deloitte & Touche LLP as auditors for fiscal year 2014	FOR
(3) Advisory vote on named executive officer compensation	FOR

What constitutes a quorum?

On February 11, 2014, we had 218,187,924 outstanding common shares, our only class of stock outstanding. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum and to hold the Annual Meeting.

Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

What is a broker non-vote?

A broker “non-vote” occurs when the shares that a broker nominee holds for a beneficial owner are represented at the Annual Meeting, but are not voted on a proposal because the broker nominee has not received specific instructions from the beneficial owner and the broker nominee does not have discretionary voting power to vote on the proposal.

As a result of SEC rule changes, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of directors and certain other matters to be considered at the Annual Meeting. For your vote to count on these matters, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

How many votes are required for the approval of each item?

There are different vote requirements for the various proposals.

•

For the election of directors, a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee exceed the votes withheld from the nominee. Abstentions and broker non-votes will be disregarded for purposes of determining whether a majority vote was received.

•

The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to approve the proposals listed below. Abstentions and any broker non-votes will be disregarded for purposes of determining the number of votes cast.

o	Ratification of the appointment of the independent registered public accounting firm

o	Approval of named executive officer compensation

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on February 11, 2014, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than 5% of our outstanding common shares. The number of shares beneficially owned is determined according to Securities and Exchange Commission (“SEC”) rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on February 11, 2014, or within 60 days thereafter, through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Joseph R. Angileri	2,013,125		*
Dennis W. Archer	213,434		*
Gurminder S. Bedi	204,528		*
Jeffrey J. Clarke	6,901		*
Daniel S. Follis, Jr.	267,246		*
Laura L. Fournier	454,158		*
John G. Freeland	0		-
David G. Fubini	13,345		*
William O. Grabe	380,687		*
Frederick A. Henderson	40,890		*
Peter Karmanos, Jr.	52,128	(2)	*
Faye Alexander Nelson	205,146		*
Robert C. Paul	3,020,586		1.4%
Jennifer J. Raab	5,292		*
Lee D. Roberts	13,345		*
G. Scott Romney	150,486		*
Stephen F. Schuckenbrock	0		-
All current executive officers and directors as a group (15 persons)	7,429,171		3.3%
BlackRock, Inc.	14,587,270	(3)	6.7%
Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc.	18,670,000	(4)	8.6%
FMR LLC	15,063,596	(5)	6.9%
S.A.C. Capital Advisors, LP; S.A.C. Capital Advisors, Inc.; CR Intrinsic Investors, LLC; Sigma Capital Management, LLC and Steven A. Cohen	10,793,571	(6)	5.0%
The Vanguard Group, Inc.	11,743,504	(7)	5.4%
*	Less than 1%

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement (collectively, the “ESOP”) and shares that the individual has the right to acquire on February 11, 2014, or within 60 days thereafter pursuant to stock options or restricted stock unit (“RSU”) awards, as set forth below, and excludes all other unvested stock options, RSUs and performance stock units (“PSUs”).

Name	ESOP Shares	Option Shares	RSUs (a)
Joseph R. Angileri	0	1,836,170	0
Dennis W. Archer	0	0	213,234
Gurminder S. Bedi	0	10,000	168,443
Jeffrey J. Clarke	0	0	6,901
Daniel S. Follis, Jr.	1,407	236,608	0
Laura L. Fournier	21,143	120,776	0
John G. Freeland	0	0	0
David G. Fubini	0	0	13,345
William O. Grabe	0	10,000	233,441
Frederick A. Henderson	0	0	40,890
Peter Karmanos, Jr.	0	0	0
Faye Alexander Nelson	0	0	197,416
Robert C. Paul	72	2,970,802	0
Jennifer J. Raab	0	0	5,292
Lee D. Roberts	0	0	13,345
G. Scott Romney	0	5,000	145,486
Stephen F. Schuckenbrock	0	0	0
All current executive officers and directors as a group	11,866	5,826,450	1,096,205

(a)

RSUs awarded as a component of director compensation are 100% vested and, under deferral elections executed by each director, will be payable in common stock within 30 days after the date the director ceases to be a member of the Board. Mr. Roberts and Ms. Raab declined a deferral election and, as a result, the 13,345 RSUs held by Mr. Roberts and the 5,292 shares held by Ms. Raab will vest and be settled in common stock on the day before the Annual Meeting. Mr. Romney rescinded his deferral election as to future awards in December 2010 and, as a result, 12,593 of the RSUs held by Mr. Romney will vest and be settled in common stock on the day before the Annual Meeting.

(2)	Includes: 47,272 shares owned by Mr. Karmanos’ trusts, as to which he has sole dispositive power and shared voting power. Excludes: (a) shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership; and (b) shares held by Mr. Karmanos’ wife as custodian for four of Mr. Karmanos’ sons under the Uniform Transfer to Minors Act, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership.

(3)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28, 2014, disclosing ownership as of December 31, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. According to the Schedule 13G, BlackRock, Inc. has sole voting power for 13,732,647 shares and sole dispositive power for 14,587,270 shares.

(4)	Based solely on a Schedule 13D/A filed by Elliott Associates, L.P. with the SEC on January 10, 2014, disclosing ownership as of January 8, 2014. The address of Elliott Associates, L.P. is 40 West 57th Street, New York, New York 10019. The Schedule 13D was filed collectively by Elliott Associates L.P. and its wholly-owned subsidiaries (“Elliott”), Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors (“EICA”). According to the Schedule 13D, Elliott has sole voting and sole dispositive power for 6,534,591 shares, 2,098,779 of which are held through The Liverpool Limited Partnership, a Bermuda limited partnership which is a wholly-owned subsidiary of Elliott. Elliott International and EICA share voting and dispositive power for 12,135,409 shares.

(5)	Based solely on a Schedule 13G/A filed by FMR LLC with the SEC on January 10, 2013, disclosing ownership as of December 31, 2012. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G was filed jointly by FMR LLC, Edward C. Johnson 3d and Fidelity Management Research Company. According to the Schedule 13G, FMR LLC has the sole voting power for 179,421 shares and sole dispositive power for 15,063,596 shares.

(6)	Based solely on a Schedule 13G filed by S.A.C. Capital Advisors, LP on July 30, 2013, disclosing ownership as of July 29, 2013. The address of S.A.C. Capital Advisors, LP, SAC Capital Advisors Inc., CR Intrinsic Investors, LLC and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The address of Sigma Capital Management, LLC is 510 Madison Avenue, New York, New York 10022. The Schedule 13G was filed collectively under a Joint Filing Agreement by S.A.C. Capital Advisors, LP, S.A.C Capital Advisors, Inc., CR Intrinsic Investors, LLC, Sigma Capital Management, LLC and Steven A. Cohen. According to the Schedule 13G, each of S.A.C Capital Advisors, LP and S.A.C Capital Advisors, Inc. share voting and dispositive power for 6,978,571 shares; CR Intrinsic Investors, LLC shares voting and dispositive power for 2,095,000 shares; Sigma Capital Management, LLC shares voting and dispositive power for 1,720,000 shares; and Steven A. Cohen shares voting and dispositive power for the entire 10,793,571 shares beneficially owned by these entities.

(7)	Based solely on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 2, 2013, disclosing ownership as of December 31, 2012. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power for 156,432 shares, sole dispositive power for 11,599,172 shares and shared dispositive power for 144,332 shares.

ITEM NO. 1 — ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the eleven director-nominees named in the following summary be elected as our directors, each to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. According to our articles of incorporation, in an uncontested election, a director-nominee will be elected if the nominee receives a majority of votes cast. In this context, “a majority of votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “withhold” for that nominee. Abstentions and broker non-votes with respect to a nominee’s election will be disregarded for purposes of determining whether a majority vote was received.

Nomination and Standstill Agreement

On January 8, 2014, the Company entered into a nomination and standstill agreement (the “Agreement”) with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (together, “Elliott”) pertaining to, among other things, the election of directors to the Company’s Board of Directors (the “Board”) at the Annual Meeting and the formation of an advisory committee (the “Advisory Committee”). Pursuant to the Agreement, Elliott agreed to certain limited standstill and voting provisions. As of the date of the Agreement, Elliott was the beneficial owner of approximately 18,670,000 shares of the Company’s common stock, which represents approximately 8.6% of the issued and outstanding shares of common stock.

Under the terms of the Agreement, the Company agreed to nominate John G. Freeland and Stephen F. Schuckenbrock (the “New Independent Directors”) for election, along with nine (9) incumbent directors (together with the New Independent Directors, the “2013 Nominees”) for re-election, as directors of the Company at the Annual Meeting. The Company agreed to convene and hold the Annual Meeting on or before March 31, 2014 and use the same solicitation efforts on behalf of all 2013 Nominees. If a New Independent Director is elected at the Annual Meeting, he or she will serve until the 2014 Annual Meeting of Shareholders.

The Company agreed to form the Advisory Committee for the purpose of advising the Board on strategies to enhance the Company’s value, including by conducting a review of the Company’s operations (efficiency, cost structure, and other considerations) and evaluating the potential value and impact of alternative financing, capitalization and tax optimization strategies as well as other value-creating initiatives. The Advisory Committee will consist of Jeffrey J. Clarke, William O. Grabe, Frederick A. Henderson and John G. Freeland. The Chairman of the Board and Chief Executive Officer of the Company will be entitled to participate in the meetings of the Advisory Committee.

Under the terms of the Agreement, Elliott agreed not to, among other things, solicit proxies regarding any matter to come before the Annual Meeting, including for the election of directors, or enter into a voting agreement or become a group with other shareholders with respect to the solicitation of proxies. Elliott agreed to vote its shares in favor of the 2013 Nominees for election to the Board and the other agenda items set forth in this proxy statement.

Other elements of the Agreement include:

•

The Company agreed the size of the Board may be increased to more than eleven (11) directors during the term of the Agreement only (i) following the first date that the New Independent Directors are seated on the Board and (ii) upon approval by a majority of the members of the Board (which vote must include the approval of at least two (2) of Jeffrey J. Clarke, Jennifer J. Raab, Stephen F. Schuckenbrock and John G. Freeland);

•

The Company agreed, subject to certain conditions, that during the term of the Agreement it will not amend the provisions of the Company’s Restated Articles of Incorporation or the Company’s Amended and Restated Bylaws relating to the Company’s shareholders’ ability (i) to call a special meeting, (ii) to act by written consent or (iii) to nominate candidates for election to the Board;

•

The Agreement will terminate on the earliest of (i) the Company’s material breach, if not cured within ten (10) days, of its obligations with respect to the nomination of the New Independent Directors and the holding of the Annual Meeting, (ii) the earlier of (A) the date that is thirty (30) days prior to the Company’s advance notice deadline for the submission of director nominations at the 2014 Annual Meeting of Shareholders or (B) December 31, 2014, or (iii) such other date as established by mutual written agreement of the Company and Elliott; and

•

Except as modified in the Agreement, the terms of the confidentiality agreement, dated February 14, 2013, entered into by and among the Company and Elliott, as amended, supplemented or extended (the “Confidentiality Agreement”) will remain in effect for at least the term of the Agreement notwithstanding any provision in the Confidentiality Agreement to the contrary.

Election Process

The articles of incorporation provide that an incumbent director who fails to receive the required number of votes for election must promptly tender his or her resignation from the Board, which resignation would be conditioned upon the Board’s acceptance. If the Board, following review and recommendation from the Nominating/Governance Committee, does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified, or his or her earlier resignation or removal. This process is described in more detail in our articles of incorporation.

All nominees for election who are named in this Proxy Statement have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our bylaws.

The following table provides summary information about each director nominee.

Name	Age	Years/ Tenure	Independent	Occupation	Experience/ Qualification	Other Public Company Boards
Gurminder S. Bedi Chairman	65	11	Yes	Private Investor	Industry, Finance	KEMET Corporation, Actuant Corporation
Jeffrey J. Clarke	52	0.3	Yes	Managing Partner, Augusta Columbia Capital, Inc.	Technology, Leadership, Industry, Finance	Orbitz Worldwide, Red Hat, Inc.
John G. Freeland	60	0	Yes	Private Investor	Leadership, Marketing, Technology
David G. Fubini	59	0.8	Yes	Senior Director, McKinsey & Co., Inc.	Leadership, International, Industry, M&A	Leidos Holdings, Inc.
William O. Grabe	75	21	Yes	Advisory Director, General Atlantic LLC	Finance, Technology, Marketing	Gartner, Inc., Lenovo Group Limited
Frederick A. Henderson	54	2	Yes	Chairman & CEO, SunCoke Energy, Inc.	Finance, Industry, International, Emerging Markets	SunCoke Energy Partners GP LLC, Marriott International, Inc.
Faye Alexander Nelson	60	11	Yes	President & CEO, Detroit Riverfront Conservancy	Government, Leadership, Finance, Law
Robert C. Paul	51	3	No	CEO, Compuware Corp.	Leadership, Industry, Technology
Jennifer J. Raab	57	0.3	Yes	President, Hunter College, City University of New York	Education, Finance, Leadership, Law
Lee D. Roberts	60	0.8	Yes	President & CEO, BlueWater Management Consulting	Finance, Technology, Marketing	QAD, Inc., Unisys Corporation
Stephen F. Schuckenbrock	53	0	Yes	President and CEO, Accretive Health, Inc.	Technology, Leadership, Business Transformation	Accretive Health, Inc.

A brief description of each nominee’s experience and qualifications follows:

Gurminder S. Bedi

Mr. Bedi has served as one of our directors since October 2002 and as our Chairman of the Board since April 2013. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. From October 1996 to October 1998, he served as Vehicle Line Director at Ford Motor Company and in a variety of other managerial positions at Ford for more than 30 years. Mr. Bedi is a director of KEMET Corporation, serving on its Governance and Compensation Committees, and Actuant Corporation, serving on its Governance and Compensation Committees. A graduate of George Washington University with a BS degree in Mechanical Engineering, Mr. Bedi also earned an MBA degree with a concentration in finance from the University of Detroit. Mr. Bedi’s experience and education in finance lends pertinent skill to the Audit Committee and to the Board generally. Moreover, with his strong background in the automotive sector, Mr. Bedi provides the Company and the Board with in-depth knowledge of an industry that includes some of our key customers.

Jeffrey J. Clarke

Mr. Clarke was appointed as one or our directors in November 2013. He has almost thirty years of technology industry experience, and currently serves as Managing Partner at Augusta Columbia Capital, Inc., a technology-focused private equity firm. Before joining ACC in February 2012, Mr. Clarke was President and CEO of Travelport Ltd, a leading technology and distribution company in the travel industry, from May 2006 through May 2011. He served as Travelport’s Executive Chairman from June 2011 to April 2012 and as Chairman from February 2012 to May 2013. He remained a member of the Travelport board until January 2014. From April 2004 until April 2006, Mr. Clarke was Chief Operating Officer of CA Technologies, a global software vendor, tasked with stabilizing the company and leading the firm’s sales, services, business development, partnership alliances, finance and information technology operations during a CEO transition. From November 2002 through November 2003, Mr. Clarke was the Executive Vice President of Global Operations of Hewlett-Packard Company, an information technology company. Mr. Clarke joined Compaq Computer corporation in 1998 and held several positions, including Chief Financial Officer from 2001 until the merger of Compaq with Hewlett-Packard in 2002. From 1985 to 1998, Mr. Clarke held various financial, operational and international management roles with Digital Equipment Corporation. Mr. Clarke currently serves as Chairman of the Board of Orbitz Worldwide, and as director at Red Hat, Inc. where he is chair of the Compensation Committee and a member of the Audit Committee. He previously served on the board of UTStarcom from 2005 to 2010. Mr. Clarke’s significant experience in the technology industry, financial expertise and service on the boards of both public and private companies enables him to provide us with vast and deep insight into strategic and governance issues facing a public company.

John G. Freeland

Mr. Freeland has more than thirty years of executive management and operational experience within the technology sector, including significant expertise in enterprise information solutions and services. From June 2012 to December 2012, he served as Executive Vice Chairman of Symphony IRI Group, a marketing services provider to the CPG and over-the-counter healthcare industries. From October 2007 to June 2012, he was President and CEO of SymphonyIRI Group. From October 2005 to September 2007, Mr. Freeland was President of Worldwide Operations at salesforce.com, a leader in the software as a service (“SaaS”) arena. Prior to this, Mr. Freeland served in various leadership roles during his 26-year career at Accenture, including Global Managing Partner and member of the Executive Committee. Mr. Freeland is currently a private investor. His knowledge and experience in the technology industry, particularly in SaaS, as well as his experience in leadership and business transformation, allow him to bring a valuable skill set and insight to the Board.

David G. Fubini

Mr. Fubini was appointed as one of our directors in April 2013. He is a Senior Director of McKinsey & Company, Inc., a global management consulting firm advising leading organizations across the private, public and social sectors. Mr. Fubini has served in various leadership roles with his firm since 1981. Mr. Fubini is currently a director of Leidos Holdings, Inc., serving as a member of their Finance and Human Resources/Compensation Committees. A graduate of UMass Amherst with High Honors and Harvard Business School, Mr. Fubini’s extensive experience leading major strategic repositioning of global organizations, enabling clients to architect and execute transformational programs that accompany acquisitions, divestitures and mergers, as well as his active role in the executive management of McKinsey, brings an important perspective to the Compuware board during the Company’s current transition efforts.

William O. Grabe

Mr. Grabe has served as one of our directors since April 1992. Mr. Grabe possesses broad experience in financial and technology companies. Mr. Grabe is an Advisory Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Prior to his role at General Atlantic, Mr. Grabe was the Vice President and General Manager for the Marketing and Services group at IBM United States. Mr. Grabe is currently a director of Lenovo Group Limited (serving on its Compensation Committee) and Gartner, Inc. (serving on its Governance Committee) and previously served on the boards of Infotech Enterprises Limited (2007 to 2010) and Patni

Computer Systems, Ltd. (2002 to 2011). In November 2012, Mr. Grabe was appointed as a director for Covisint Corporation, a subsidiary of the Company, serving on the Audit, Compensation and Governance Committees. Mr. Grabe holds a BS degree from New York University and an MBA degree from the UCLA Graduate School of Business. Mr. Grabe’s broad experience as a director of a number of public companies, along with his long career as a private equity investor and former manager at IBM and his 21-year history with the Company, allow him to bring a unique and valuable perspective to the Board.

Frederick A. Henderson

Mr. Henderson has served as one of our directors since April 2011. Mr. Henderson is Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke to the steel industry, where he has served since December 2010. He served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from August 2010 until the completion of SunCoke’s initial public offering and separation from Sunoco in July 2011. Mr. Henderson also serves currently as Chairman and CEO of SunCoke Energy Partners GP LLC, established in 2013 as the coke-producing industry’s first publicly traded master limited partnership. Prior to his current roles, he was President and CEO of General Motors Corporation (“GM”) from April 2009 until December 2009 and held a number of other senior management positions during his 25 years with GM, including President and Chief Operating Officer, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, Regional President of GM Asia Pacific and Regional President of GM Latin America, Africa and Middle East, and served as a consultant for GM during 2010 before joining Sunoco. Mr. Henderson is also a current director of Marriott International, Inc. and a member of their Audit Committee. He currently serves as a trustee of the Alfred P. Sloan Foundation. Mr. Henderson holds a BBA degree from the University of Michigan and an MBA degree from the Harvard Graduate School of Business. He is a certified public accountant and is an “audit committee financial expert,” as defined by the rules and regulations of the SEC. Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, expertise in large organization management and emerging markets and experience in the auto industry, which includes some of our key customers, make him an important member of the Board and its Audit Committee.

Faye Alexander Nelson

Ms. Nelson has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer and a director of the Detroit Riverfront Conservancy, a non-profit organization formed to lead a public/private partnership in the redevelopment and sustainability of Detroit’s riverfront. On February 17, 2014, Ms. Nelson will leave the Conservancy and begin new roles as the President of the DTE Energy Foundation and Vice President of Public Affairs for DTE Energy Company. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Detroit Symphony Orchestra and The Henry Ford Health System & Health Network Board. As an attorney and CEO of a non-profit organization, Ms. Nelson is well trained in areas of critical thinking, complex problem solving and finance. Ms. Nelson’s considerable leadership, development and management skills, combined with her legal and government relations experience, enable her to bring a unique and valuable perspective to the Board.

Robert C. Paul

Mr. Paul has served as our Chief Executive Officer since June 2011 and as our President and Chief Executive Officer since June 2013. He previously served as our President and Chief Operating Officer from April 2008 to June 2011. Mr. Paul brings to the Board a strong background in managing and leading a variety of technology companies. Since April 2009, Mr. Paul has served on the board of directors of Covisint Corporation, a subsidiary of Compuware. Prior to April 2008, Mr. Paul was President and Chief Operating Officer of Compuware’s Covisint division since Compuware acquired Covisint LLC in March 2004. Prior to the acquisition, Mr. Paul spent nearly three years at Covisint LLC, as the Chief Executive Officer and President from May 2003 to February 2004 and as Senior Vice President of Sales and Marketing from October 2001 to May 2003. From February 2007 through

July 2007, Mr. Paul served on the board of Blackhawk Systems, Inc. Prior to his employment with Covisint LLC, Mr. Paul served as President of Future 3, a provider of supply chain management software applications for the automobile industry from May 2000 until October 2001. Prior to that, he served as President and Chief Operating Officer of Coherent Networks, Inc. from February 1999 to May 2000. Mr. Paul’s industry perspective, leadership experience, intimate knowledge of Compuware and his ability to reposition technology companies for success provide an important skill set to the Board.

Jennifer J. Raab

Ms. Raab was appointed as one or our directors in November 2013. She currently serves as the President of Hunter College, the largest college of the City University of New York. Since assuming this position in 2001, President Raab has successfully raised academic standards while strengthening and modernizing the college’s system of fiscal management. Prior to joining Hunter College, she served for seven years as Chairman and Commissioner of the New York City Landmarks Preservation Commission. Ms. Raab also has significant legal expertise, having worked as a litigator at two of the nation’s most prestigious law firms – Paul, Weiss, Rifkind, Wharton & Garrison from 1990 to 1994 and Cravath, Swaine & Moore from 1985 to 1990. She is a member of the Council on Foreign Relations and serves on the boards of The After-School Corporation and United Way and on the Steering Committee of the Association for a Better New York. In 2007, 2009, 2011, and 2013, Crain’s New York Business named her one of New York’s “50 Most Powerful Women”. President Raab is a graduate of Cornell University, the Woodrow Wilson School of Public and International Affairs at Princeton, and Harvard Law School. Ms. Raab’s experience as fiscal manager, reformer, leader, and public servant brings a diverse and innovative perspective to the Board.

Lee D. Roberts

Mr. Roberts was appointed as one of our directors in April 2013. He is the President and Chief Executive Officer of BlueWater Management Consulting, a high-tech consulting company providing professional consulting services that leverage technology as a key competitive resource. He has served with BlueWater since 2008. From 2006 to 2008, Mr. Roberts was the Vice President and General Manager, IBM Document & Content Management for IBM Corporation. In 2006, IBM Corporation acquired FileNET Corporation, where Mr. Roberts had served as President and CEO from 1997 through 1999, and as Chairman and CEO from 2000 until its acquisition in 2006. Prior to FileNET Corporation, Mr. Roberts performed various sales and marketing leadership roles at IBM Corporation, working his way up from Account Executive in 1977 to General Manager and Vice President, Worldwide Marketing and Sales, Network Division in 1996. Mr. Roberts is currently a director of QAD, Inc., serving on its Audit, Compensation and Governance Committees and Unisys Corporation, serving on its Compensation Committee. He was previously a director of infoGROUP, Inc. from October 2009 to July 2010. In addition, he is currently a member of the boards of several non-public companies, including Inovalon, Inc. and Varolii Corporation, serving on each of their Compensation Committees. Mr. Roberts’ vast experience in technology leadership and consulting, coupled with his sales and marketing expertise bring a unique new combination of skills and insight to the Compuware board.

Stephen F. Schuckenbrock

Mr. Schuckenbrock has nearly thirty years of experience leading IT organizations, consulting businesses, and hardware companies. He currently serves as President and CEO of Accretive Health, Inc., taking over the role in April 2013 to lead the company through a significant restructuring. From January 2007 to March 2013, Mr. Schuckenbrock served in multiple roles at Dell, Inc., most recently as the President of Dell Services and a member of the Executive Leadership Team. Prior to working at Dell, he served at Electronic Data Systems as Co-Chief Operating Officer from November 2005 to June 2006 and Executive Vice President of Global Sales and Services from January 2003 to November 2005. Before joining EDS, Mr. Schuckenbrock served as Chief Operating Officer of The Feld Group, Global Chief Information Officer of PepsiCo, and spent almost a decade at IBM in a variety of sales and executive staff positions. He currently serves on the Board of Accretive Health. Mr. Schuckenbrock’s experience in technology and as a turn-around leader provide him with the skills necessary to effectively analyze complex issues and make him a valuable member of the Board.

The Board of Directors unanimously recommends a vote FOR these nominees.

ITEM NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991 and audited our consolidated financial statements for fiscal 2013. Subject to the shareholders’ ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2014. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2014, the Audit Committee carefully considered the firm’s qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to audit-related questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2014. If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders’ best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte as the independent registered public accounting firm to audit the Company’s fiscal 2014 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit fees	$2,303,382	$2,255,189
Audit-related fees	1,730,265	419,298
Tax fees	1,473,334	1,360,128
All other fees	32,951	21,297
Total fees	$5,539,932	$4,055,912

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $504,000 in fiscal 2013 and $454,650 in fiscal 2012 for services relating to Deloitte’s audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related fees are for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2013, these fees included $254,690 for professional services rendered for process control audits and $1,475,575 for professional services related to the separate audits and registration statement on Form S-1 for Covisint Corporation. In fiscal 2012 these fees included $219,298 for professional services rendered for process control audits and $200,000 for professional services related to the separate audits of Covisint Corporation.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were for a subscription to their accounting research database and for compensation administration services for an international subsidiary.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2014, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte’s independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware and determined the services were permitted under applicable rules, and does not consider the provision of such services by Deloitte to be incompatible with Deloitte’s independence.

ITEM NO. 3 — PROPOSAL TO APPROVE THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 provides the Company’s shareholders the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of the executive officers named in the section below titled “Compensation Discussion and Analysis,” whom we refer to in this Proxy Statement as our “Named Executive Officers” or “NEOs”, as that compensation is disclosed in this Proxy Statement in accordance with SEC rules. Our Board, consistent with the advisory vote of the shareholders, has determined that the opportunity to vote will occur at each annual meeting. As discussed below under the section titled “Compensation Discussion and Analysis,” or CD&A, our executive compensation promotes three critical long-term objectives tied directly to our strategic business objectives:

•	Attracting, motivating and retaining a highly qualified and effective management team to drive our financial and operational performance;

•	Delivering sustained, strong business and financial results; and

•	Building shareholder value over the long term.

The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.

We urge you to read the CD&A, which discusses our compensation philosophy and how our compensation policies and procedures support it, as well as the compensation tables and narrative disclosures which describe the compensation of our NEOs in fiscal 2013. The Compensation Committee and the Board believe that the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and, for this reason, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the NEOs.

We are asking that the shareholders approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board unanimously recommends a vote “FOR” the above resolution.

This advisory vote on the compensation of our NEOs is not binding on the Company, the Compensation Committee, or our Board. However, the Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly and ethically.

The Board’s committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company’s website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, Jeffrey J. Clarke, John G. Freeland, David G. Fubini, William O. Grabe, Frederick A. Henderson, Faye Alexander Nelson, Dr. Glenda D. Price, Jennifer J. Raab, Lee D. Roberts, G. Scott Romney, Stephen F. Schuckenbrock and Ralph J. Szygenda meet the independence requirements of NASDAQ in connection with their service on the Board and any committee of the Board of which they are a member. The Company has made charitable contributions in amounts we deem immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. In fiscal 2013, the Company retained the law firm in which Mr. Romney is a partner to render legal services. The fees charged to the Company for such services did not exceed the greater of 5% of the law firm’s gross revenues or $200,000 during any of the past three fiscal years. In addition, the Company employed the adult son of Mr. Romney through December 30, 2013 in a position consistent with the normal course of conducting business and at a salary competitive and commensurate with his responsibilities. See “Other Matters – Related Party Transactions.” The Board determined that none of the foregoing transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings

Our Board of Directors met six times in fiscal 2013. The Board strongly encourages all directors to attend our Annual Meeting. All of our directors who served as such during fiscal 2013 attended last year’s annual meeting of shareholders.

Board Leadership Structure

During fiscal 2013, Peter Karmanos, Jr. served as our Executive Chairman of the Board and Robert C. Paul, our Chief Executive Officer, served as a member of the Board. Mr. Karmanos remained employed by the Company as Executive Chairman through March 31, 2013, with a focus on providing strategic guidance to Mr. Paul and the executive leadership team.

The Board also believes that independent oversight of management is an important component of an effective board of directors and, therefore, Gurminder S. Bedi continued in his role as Lead Independent Director through March 31, 2013, with the responsibility of presiding over executive sessions of the Board (without the CEO or other employees present) and acting as a liaison between the independent directors, the Executive Chairman and the CEO, including facilitating organization and communication among the directors. Upon Mr. Karmanos’ retirement as Executive Chairman on March 31, 2013, Mr. Bedi was appointed Chairman of the Board. The structure of an independent Chairman of the Board and a separate Chief Executive Officer provides an effective balance between Company-specific expertise and independent oversight. Separating these positions allows our Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management, while enabling our Chief Executive Officer to focus his time on our day-to-day business. The Board believes this structure is best for us and our shareholders at this time. However, recognizing that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models might become appropriate, the Board anticipates that it will continue to review its leadership structure from time to time.

Board and Committee Roles in Risk Oversight

Our Board of Directors is responsible for analyzing and overseeing material risks we face. The Board works with our executive management team to identify the significant risks to our business. Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. Those risks are reviewed regularly with the Board. The Board fully discusses and analyzes those risks and determines whether any action is needed to mitigate identified risks. The full Board also reviews risk management practices and any potentially significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board, its committees and Company employees involved in risk management.

In addition to the role of the full Board in risk oversight, the Audit Committee regularly reviews risks related to financial, legal and regulatory compliance issues. The Audit Committee oversees our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Compensation Committee annually reviews our compensation programs and practices. As part of that review, the Compensation Committee determines whether there are any compensation programs or practices that create risks that are likely to have any material adverse effect on Compuware, and if such risks are present, the Compensation Committee may require changes to our compensation programs and practices to eliminate such risks. For fiscal 2013, the Compensation Committee determined that our compensation programs and practices are conservative and create no risks that would have any material adverse effect on Compuware.

The Nominating/Governance Committee is responsible for assuring that the Board receives adequate information about the Company so that the Board can determine that our business is managed and conducted with propriety and in the best interests of shareholders. The Nominating/Governance Committee is also responsible for corporate governance oversight. In particular, the Nominating/Governance Committee may periodically gather information as a means of testing corporate operations and the integrity of management processes. Finally, the Nominating/Governance Committee reviews the conduct of the Board’s activities for compliance with applicable laws, rules and regulations.

Communications with the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the Chairman or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to presenting them to the Chairman or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for each of the incumbent directors for fiscal 2013 and currently.

	Board and Committee Meeting Attendance	During Fiscal 2013			Currently
Name		Audit	Compensation	Nominating/ Governance	Audit	Compensation	Nominating/ Governance
Dennis W. Archer	100%		✓			✓
Gurminder S. Bedi (1)	100%	✓		Chair	✓			Chair
Jeffrey J. Clarke (2)	n/a							✓
David G. Fubini (3)	n/a				✓
William O. Grabe	100%		Chair	✓		Chair		✓
Frederick A. Henderson	100%	Chair			Chair		✓
Peter Karmanos, Jr. (4)	100%
Faye Alexander Nelson	100%			✓		✓
Robert C. Paul	100%
Glenda D. Price (5)	100%	✓
W. James Prowse (6)	100%
Jennifer J. Raab (7)	n/a					✓
Lee D. Roberts (8)	n/a					✓
G. Scott Romney	100%
Ralph J. Szygenda (9)	100%		✓
Number of Committee Meetings held in fiscal 2013		5	8	6

(1)	Gurminder S. Bedi was appointed as Chairman of the Board effective April 1, 2013.
(2)	Jeffery J. Clarke was appointed to the Board effective November 21, 2013.
(3)	David G. Fubini was appointed to the Board effective April 5, 2013 and served as a member of the Compensation Committee through January 2014.
(4)	Peter Karmanos, Jr. resigned from the Board and his position as Executive Chairman of the Board effective March 31, 2013.
(5)	Glenda D. Price retired from the Board effective November 21, 2013.
(6)	W. James Prowse resigned from the Board effective March 31, 2013. He served as Chief Financial Officer for Covisint Corporation, a subsidiary of the Company, until August 1, 2013 and remains employed by Covisint in a non-executive capacity.
(7)	Jennifer J. Raab was appointed to the Board effective November 21, 2013.
(8)	Lee D. Roberts was appointed to the Board effective April 5, 2013 and served as a member of the Audit Committee through January 2014.
(9)	Ralph J. Szygenda resigned from the Board effective November 15, 2013.

Audit Committee

The Board determined that all the current members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Henderson qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee’s principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audit of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides a channel for communication between internal auditors, the independent registered public accountants and the Board.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee’s responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2013, with our management and our independent registered public accountants;

•

discussed with our independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2013, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, for filing with the SEC.

By the Audit Committee,
Frederick A. Henderson
Gurminder S. Bedi
Lee D. Roberts

Compensation Committee

The Board determined that all the current members of our Compensation Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Compensation Committee membership. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee’s principal responsibilities include approving compensation programs that are effective in attracting and retaining key executives, link pay to performance and support the Company’s business goals. This includes reviewing executive compensation philosophy, administering Board- and shareholder-approved plans, approving benefit programs and compensation for executive officers other than the CEO, and making recommendations to the independent members of the Board regarding CEO compensation. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates executive and director compensation based on industry and peer analyses. The Compensation Committee has the authority to retain consultants and other advisors to advise it with respect to its responsibilities and is directly responsible for the oversight, compensation and termination of any advisors it retains. See “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities and the role of consultants and executives of the Company in assisting the Committee.

Nominating/Governance Committee

The Board determined that all the current members of our Nominating/Governance Committee are independent under the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Nominating/Governance Committee makes recommendations to the independent members of the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Nominating/Governance Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company’s business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.    In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; desire to vigorously support the Company’s diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of a director. The Board believes that it is important that directors have diverse backgrounds and qualifications and it considers experience, education and ethnicity, among other things, when identifying and evaluating board candidates.

Identifying Director Nominees.    The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board’s attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.    The Nominating/Governance Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2014 Annual Meeting of Shareholders.” These include, without limitation, submission to the Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Nominating/Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Compensation of Directors

Standard Director Compensation Arrangement

At the beginning of each fiscal year, each of the non-employee directors received an annual cash retainer of $52,500. For fiscal year 2014, the Board approved a $100,000 increase in the retainer for the non-executive Chairman of the Board. In addition, each non-employee director who served as the chairperson of a Board committee received an annual retainer as follows: $30,000 for Audit Committee chair, $25,000 for Compensation Committee chair and $15,000 for Nominating/Governance Committee chair. Each non-employee director who served as a committee member also received annual committee member retainers of $15,000 for Audit Committee members, $12,500 for Compensation Committee members and $7,500 for Nominating/Governance Committee members. There are no fees paid for meeting attendance, although we reimburse non-employee directors for out-of-pocket expenses they incur for director-related education and for attending Board and committee meetings.

Directors were also permitted to defer the receipt of all or a portion of their cash compensation if they had made a written election to do so prior to the end of the previous calendar year pursuant to the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred were converted to Restricted Stock Units (“Deferred Compensation RSUs”) under the LTIP that may be settled only in common shares, with each unit representing one share of common stock. The number of Deferred Compensation RSUs awarded to a director was calculated by dividing the amount of fees the director elected to defer by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. Deferred Compensation RSUs are 100% vested on the award date and underlying shares are issued at the rate of one common share per unit within 30 days of the date the director ceases to be a member of the Board (unless removed for cause) or upon a change in control of the Company. If approved by the Compensation Committee, participating directors may receive an earlier settlement in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Holders of these RSUs are entitled to receive additional RSUs with a value equal to dividends declared and paid by the Company, if any, prior to issuance of the related shares upon settlement (“Dividend Equivalent Rights”).

In addition to the cash compensation described above, directors also receive a grant on each April 1 of $140,000 of Restricted Stock Units (“Annual RSUs”) under the LTIP, which may be settled only in common shares. The number of Annual RSUs awarded to a director is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. The Annual RSUs vest and underlying shares are issued at the rate of one common share per unit on the earliest of (i) the date before the first annual shareholders meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company, in each case unless the director has previously elected to defer receipt of the shares until the director ceases to be a member of the Board. Annual RSUs also have Dividend Equivalent Rights. Annual RSUs that are not vested when the holder ceases to be a member of the Board for any other reason immediately terminate and are forfeited.

RSUs are not transferable and a holder does not have voting or other rights of shareholders until the underlying shares are issued.

Director Compensation Table

The following table sets forth information concerning the compensation during fiscal 2013 of our non-employee directors. In addition, Mr. Prowse was employed as the chief financial officer of Compuware’s Covisint subsidiary until August 1, 2013 but was not an executive officer of the Company and received no compensation as a director. Mr. Prowse’s compensation as an employee is presented below as well. Mr. Prowse resigned as a director at the end of fiscal 2013 but remains employed by Covisint. Mr. Karmanos’ compensation as executive chairman during fiscal 2013 is disclosed under “Compensation of Executive Officers.”

Name	FY13 Fees Earned or Paid in Cash ($) (1)	FY13 Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)
Dennis W. Archer	65,000	140,000	0	--	1,265	206,265
Gurminder S. Bedi	82,500	140,000	0	--	1,105	223,605
William O. Grabe	85,000	140,000	449,168	--	1,216	675,384
Frederick A. Henderson	82,500	140,000	0	--	--	222,500
Faye Alexander Nelson	60,000	140,000	0	--	2,516	202,516
Glenda D. Price	67,500	140,000	0	--	--	207,500
W. James Prowse	0	138,661	138,639	189,696	417,827	884,823
G. Scott Romney	52,500	140,000	0	--	1,755	194,255
Ralph J. Szygenda	65,000	140,000	449,168	--	1,213	655,381

(1)	Includes amounts converted to Deferred Compensation RSUs pursuant to the Deferred Compensation Plan. The table below shows, for each director who has deferred compensation under this arrangement, the number of Deferred Compensation RSUs at the beginning of the fiscal year, the number of Deferred Compensation RSUs awarded during the fiscal year, the amount of compensation deferred, and the number and value of Deferred Compensation RSUs held at fiscal year-end based on the closing price of our common stock on March 31, 2013.

Name	Deferred Compensation RSU Balance as of 3/31/2012 (#)	Deferred Compensation RSUs Awarded in Fiscal 2013 (#)	Grant Date Fair Value of Deferred Compensation RSUs Awarded in Fiscal 2013 ($)	Deferred Compensation RSU Balance as of 3/31/2013 (#)	Deferred Compensation RSU Value as of 3/31/2013 ($)
Dennis W. Archer	29,040	7,072	65,000	36,112	451,039
William O. Grabe	44,684	9,249	85,000	53,933	673,623
Faye Alexander Nelson	23,977	4,352	40,000	28,329	353,829
Glenda D. Price	14,293	3,264	30,000	17,557	219,287
G. Scott Romney	2,765	0	0	2,765	34,535

(2)

Amounts shown for the non-employee directors are the Grant Date Fair Market Value relating to the Annual RSU awards granted in fiscal 2013, determined in accordance with the Accounting Standards Codification (“ASC”) No. 718-10 “Share-Based Payment”. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013. The table below shows the number of Annual RSUs held by each director at the end of fiscal 2012, the number of Annual RSUs awarded during fiscal 2013, the grant date fair value of awards made during fiscal 2013, and the number and value of Annual RSUs held at year-end by each director.

Name	Annual RSU Balance as of 3/31/2012 (#)	Annual RSUs Awarded in Fiscal 2013 (#)	Grant Date Fair Value of Annual RSUs Awarded in Fiscal 2013 ($)	Annual RSUs Released in Fiscal 2013 (#)	Annual RSU Balance as of 3/31/2013 (#)	Annual RSU Value as of 3/31/2013 ($)
Dennis W. Archer	140,668	15,233	140,000	0	155,901	1,947,204
Gurminder S. Bedi	138,188	15,233	140,000	0	153,421	1,916,228
William O. Grabe	140,668	15,233	140,000	0	155,901	1,947,204
Frederick A. Henderson	12,121	15,233	140,000	0	27,354	341,652
Faye Alexander Nelson	138,188	15,233	140,000	0	153,421	1,916,228
Glenda D. Price	138,188	15,233	140,000	0	153,421	1,916,228
W. James Prowse	111,881	0	0	0	111,881	1,397,394
G. Scott Romney	128,547	15,233	140,000	15,233	128,547	1,605,552
Ralph J. Szygenda	38,482	15,233	140,000	0	53,715	670,900

Mr. Prowse received a grant of 13,880 RSUs on September 1, 2012, pursuant to the Company’s LTIP and the Covisint business unit Executive Incentive Plan (“EIP”) for fiscal 2013. The RSUs vest 25% per year on the first through fourth anniversary of the grant; accelerate on death, disability or change in control of the Company (with involuntary termination without cause within 12 months) and are eligible for Dividend Equivalent Rights. The assumptions we used to calculate RSU amounts shown for Mr. Prowse are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The fair value for each RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

The table below shows the total number of unvested RSU and PSU awards held at March 31, 2013 that were granted to Mr. Prowse as an employee and excludes the vested awards held by him that were granted during his prior service as a non-employee director. The PSUs cancelled on October 1, 2013 as a result of the closing of an IPO of the Covisint Corporation subsidiary.

Name	Aggregate Number of Unvested RSUs Outstanding at 3/31/2013 (#)	Aggregate Number of Unvested PSUs Outstanding at 3/31/2013 (#)
W. James Prowse	36,121	68,730

(3)	With the exception of Covisint stock option grants and the Compuware stock option grant to Mr. Prowse under the Company’s LTIP and Covisint business unit EIP described below, there were no options granted to non-employee directors during fiscal 2013. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options to purchase Company stock held by each director at March 31, 2013. Share amounts and exercise prices in this footnote have been adjusted to reflect Covisint’s 30 for 1 stock split effective May 23, 2013.

Name	Aggregate Number of CPWR Stock Options Outstanding at 3/31/2013 (#)	Aggregate Number of Covisint Stock Options Outstanding at 3/31/2013 (#)
Dennis W. Archer	10,000	0
Gurminder S. Bedi	10,000	0
William O. Grabe	10,000	100,500
Frederick A. Henderson	0	0
Faye Alexander Nelson	10,000	0
Glenda D. Price	7,500	0
W. James Prowse	77,112	435,000
G. Scott Romney	5,000	0
Ralph J. Szygenda	0	100,500

Effective March 4, 2013, the Covisint Board approved a grant of stock options to Messrs. Grabe and Szygenda under the Covisint 2009 Long Term Incentive Plan (the “Covisint LTIP”) to purchase 100,500 Covisint common shares (“Covisint stock options”) as equity compensation for their service as non-employee directors of Covisint Corporation. The exercise price of the Covisint stock options is $6.77 per share, the fair market value on the date of grant, which may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. If an initial public offering (“Covisint IPO”) were consummated in calendar year 2013, the Covisint stock options would vest one-third upon the offering, and one-third upon each of the first and second anniversary dates of the consummation of the offering. If a Covisint IPO were consummated in calendar year 2014, two-thirds of the Covisint stock options would vest upon the offering and one-third would vest on the first anniversary of the consummation of the offering. If a Covisint IPO were consummated after January 1, 2015, all Covisint stock options would vest upon the consummation of the offering. The Covisint stock options become fully vested upon death, disability or a change in control of Covisint. The Covisint stock options will expire upon the director’s termination of service for any reason prior to vesting, or March 4, 2023. In no event may an exercise of the options occur after March 4, 2023. On October 1, 2013 as a result of the closing of an IPO of the Covisint Corporation subsidiary, one-third of the stock options vested in accordance with the vesting provisions described above.

Mr. Prowse received a grant of 33,859 Compuware stock options on September 1, 2012, pursuant to the Company’s LTIP and the business unit EIP for fiscal 2013. The stock options vest 25% per year on the first through fourth anniversary of the grant and accelerate on death, disability or change in control of the Company (if he incurs an involuntary termination, other than for cause, within 12 months following such change in control). The amount shown represents the grant date fair value associated with stock options awarded, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that Mr. Prowse may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013.

Mr. Prowse was awarded 435,000 Covisint stock options under the Covisint LTIP upon his hiring on April 1, 2010. The Covisint stock options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until April 1, 2020, unless cancelled or terminated. The exercise price of the options is $2.11 per share, the estimated fair value per share on the date of grant. The exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options would expire on August 25, 2015, if there were neither an initial public offering of Covisint common stock nor a change in control of Covisint on or before August 25, 2015. The options would also expire upon the termination of Mr. Prowse’s employment for any reason, including death or disability, or a change in control of the Company prior to vesting. Following termination of employment by Mr. Prowse or by the Company without cause, Mr. Prowse would have the right to exercise any vested options for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after April 1, 2020. On October 1, 2013 as a result of the closing of an IPO of the Covisint Corporation subsidiary, all of the stock options vested in accordance with the vesting provisions described above.

Mr. Prowse’s Covisint stock options were amended in December 2012 in the same manner as the amendment to Mr. Paul’s Covisint stock options as discussed following the “Grant of Plan Based Awards” table under “Equity Based Awards – Fiscal 2010 Covisint-related Performance Awards.”

(4)	Mr. Prowse participated in the Covisint business unit EIP at the 100% level. See “Compensation of Executive Officers – Compensation Discussion and Analysis” for further details on the Annual and Long-Term Incentive mix for cash and equity awards. Under the Covisint business unit EIP, the fiscal 2013 performance goals applicable to the Annual Incentive Award were based on the performance of the Covisint business unit, specifically the Covisint Business Unit Revenue (“BU Revenue” defined as Covisint’s revenue during the fiscal year in conformity with U.S. GAAP) and the Covisint Business Unit Contribution Margin (“BU Margin” defined as Covisint’s revenue less operating expenses of the business excluding certain administrative and general costs for the fiscal year). The Annual Incentive Award under the business unit EIP is split between the two performance measures at 80% for BU Revenue and 20% for BU Margin. For fiscal 2013, there were three performance levels of attainment established for each of the BU Revenue and BU Margin, with cash award amounts prorated between each performance level based on Covisint’s actual results. In fiscal 2013, Covisint’s performance exceeded the minimum threshold for BU Revenue, but did not meet the minimum threshold for BU Margin. The amount shown represents the Annual Incentive Award earned by Mr. Prowse based on attainment of 57% of target for the BU Revenue component and 0% of target for BU Margin component.

(5)	The amount shown includes the incremental cost to the Company for travel by the director’s guest to the annual planning conference. The amount for Mr. Prowse also includes his fiscal 2013 annual salary of $416,000 paid as an employee of Covisint.

Equity Ownership Guidelines – Non-Employee Directors

Beginning in fiscal 2006, the Board determined that it would be in the best interest of the Company’s shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the non-employee directors are required to hold or purchase a minimum value of our common stock based on years of service as follows: $40,000 in year 1; $80,000 in year 2; $120,000 in year 3; $160,000 in year 4; and $200,000 in year 5 and beyond. Non-employee directors are expected to hold such shares during the remainder of their term of office. RSUs are taken into account in determining whether the director satisfies the above minimum ownership requirements. The date for determining compliance with the policy is the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2013, this determination date was June 14, 2013). The units are valued for this purpose based on the market value of the common stock on the determination date. As of the determination date for fiscal 2013, all of the non-employee directors serving in fiscal 2013 exceeded the applicable minimum ownership requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Business Highlights

While fiscal 2013 was a challenging year for Compuware, we believe we have made great progress toward our strategic goal of transforming into a growth company and positioning ourselves for improved profitability in the current and future fiscal years. We recognize that we still have a great deal of progress to make in improving our profitability and this is a top priority, along with sustained revenue growth, over the next three years. Some of our business performance and operational highlights in fiscal 2013 included:

•	Annual shareholder return of approximately 35%;

•

Announced our intention to pursue shareholder value creation initiatives (pay an annual cash dividend of $0.50 per share, distribute remaining Covisint shares to Compuware shareholders within twelve months after the Covisint IPO);

•	Continued enhancing shareholder value by returning approximately $82 million in cash to shareholders through our stock repurchase program during fiscal 2013;

•	Took initial steps on the Board’s restructuring plan intended to eliminate $80 million to $100 million of administrative, general and non-core operational costs over the next two years;

•	Total revenues were approximately $944.5 million, down approximately 6.5 percent from fiscal 2012;

•	Professional services revenues were approximately $185.0 million, down approximately 11.6 percent from fiscal 2012, which led to a write-down of $71.8 million of goodwill in this segment; and

•	Incurred a loss of $17.3 million, or $0.08 per share, in fiscal 2013 primarily due to the goodwill impairment and restructuring charges.

Compensation Paid

Due to the results of operations for the year and consistent with our philosophy of linking a substantial portion of executive pay to Company performance, NEOs received no short term or long term cash bonuses, no discretionary cash bonuses and, except for a 2% increase for one NEO, no salary increases. Executives received equity-based grants, some of which will vest only if performance targets derived from our long term business plan are satisfied and some of which are time-vested.

Changes to Our Compensation Programs to Reflect Best Practices

At the 2012 annual meeting, shareholders again approved our executive compensation by a wide margin. Even with shareholders’ support for the existing program, however, the Compensation Committee made changes to our executive compensation program consistent with industry best practices:

•

Adopted a “double trigger” change in control mechanism for equity grants by modifying, on a prospective basis, the form of grant agreements used in connection with the Executive Incentive Program (“EIP”) to provide that a change in control will result in accelerated vesting only if the participant’s employment is terminated under certain circumstances after the change in control transaction;

•	Adopted share ownership guidelines which require our senior management team to hold a specific number of Compuware shares;

•	Adopted a claw-back policy;

•	Modified the EIP for executive officers so that related stock options will vest based on performance metrics over a three-year period; and

•

Simplified the performance-based vesting provisions for stock options to executive officers beginning in fiscal 2014 under the EIP to a single measurement date at the conclusion of a three-year period.

Overview of Compensation Philosophy and Programs

The competition for talent in the technology industry is fierce. We believe that finding and keeping such talent is critical to growing our business for the benefit of our shareholders and employees. Accordingly, our compensation programs are intended to attract and retain highly-skilled and experienced employees, while maintaining the link between performance and pay in order to deliver sustained, strong business and financial results. We emphasize performance-based compensation by tying cash incentives to the achievement of specific performance goals and strategically granting stock options and other types of equity to key employees to align their long-term interests with that of our shareholders.

In addition to emphasizing performance-based compensation, we follow other compensation best practices:

•	we employ a market analysis of executive compensation relative to peer companies;

•	our compensation mix is generally weighted toward long-term incentives;

•	our restricted stock unit and stock option awards have long-term vesting schedules;

•

our equity plan prohibits the repricing of options without shareholder approval, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, statutory share exchange, acquisition of property or stock, or liquidation); and

•	we provide only limited perquisites to our executive officers.

In this section of the Proxy Statement we will explain how our compensation programs are established and how they work with respect to our CEO, CFO and the other Named Executive Officers who served during fiscal 2013. In fiscal 2013, our NEOs included the following individuals:

•	Robert C. Paul, Chief Executive Officer

•	Laura L. Fournier, Executive Vice President and Chief Financial Officer

•	Peter Karmanos, Jr., Executive Chairman

•	Joseph R. Angileri, President and Chief Operating Officer

•	Daniel S. Follis, Jr., Senior Vice President, General Counsel and Corporate Secretary

Our performance-based compensation philosophy applies to all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our performance as measured by profitability and sales goals. Additionally, we seek to align their ability to earn long-term incentives directly with the interests of our shareholders through the use of equity-based incentives.

Executive Compensation Elements

Type	Form	Terms
Cash	•Salary	•Generally reviewed annually and adjusted when individual and Company performance and/or peer group metrics would merit. Paid periodically regardless of Company performance.

	•Annual Incentive Award	•Pays a percentage of salary if specific performance targets are met as set forth in the Executive Incentive Program.

	•Long-Term Performance Cash	•Calculated as one-third of the value of the Long-Term Incentive Award component, earned and prorated based on actual performance and paid after two years of continued employment.

Equity	Long-Term Incentive Awards	Awarded annually as a percentage of salary as the equity component of the Executive Incentive Program.

	•Stock Options	•Vesting is performance-based, tied to attainment of three-year goals.

	AND •Restricted Stock Units (RSUs)	•RSUs generally vest 25% per year over four years while employed.

	Other Equity Awards •Performance Stock Units (PSUs)	•Limited use of PSUs for specific performance incentives.
Other	•Employee Benefits	•Customary medical, dental, life insurance, disability coverage, paid vacation, holidays and 401(k) matching contributions provided to all eligible employees.
	•Perquisites	•Tickets to sporting and special events, travel expenses for guest to Company events, use of automobile.

How Executive Compensation Is Determined

The Compensation Committee establishes and administers our executive compensation program. The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. It also reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs (other than the Executive Chairman) and other Company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude and form of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions regarding compensation for executive officers other than the CEO and Executive Chairman. The Compensation Committee independently assesses the performance of the CEO and Executive Chairman, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO and Executive Chairman to the independent directors of the Board for their review and approval.

The Compensation Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group.

For fiscal 2013, the Compensation Committee selected and directly engaged Towers Watson to assist with its evaluation of compensation for our executives. In addition to the work performed at the request of the Compensation Committee, Towers Watson performed other services for the Company relating to executive compensation programs for Covisint Corporation, a subsidiary of the Company, for which it was paid an immaterial amount.

Towers Watson helped formulate our peer group, provided data on executive compensation practices and levels at the peer group companies, reviewed and made recommendations related to our overall compensation philosophy, and provided an evaluation of total compensation for our NEOs.

For fiscal 2013, our industry peers included the following companies:

Ansys, Inc.	Open Text Corporation
Black Box Corporation	Parametric Technology Corporation
BMC Software Inc.	Red Hat, Inc.
Cadence Design Systems Inc.	Salesforce.com
Citrix Systems Inc.	Synopsys Inc.
IHS Inc.	Teradata Corporation
Informatica Corporation	Tibco Software, Inc.
Mentor Graphics Corporation	VeriSign Inc.
MicroStrategy Inc.	VMWare Inc.

These companies were chosen because they are comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and/or are direct competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives. Lawson Software, Inc., ModusLink Global Solutions, Inc., Novell Inc., Quest Software Inc. and SRA International were removed from the fiscal 2013 peer group because they no longer met the Company’s criteria for peer companies due to their changed business circumstances. Based on available data, Ansys, Inc., Informatica Corporation, Mentor Graphics Corporation, MicroStrategy Inc. and Red Hat, Inc. were added as peer companies in fiscal 2013 because they meet the criteria stated above.

The peer group data and Towers Watson’s analyses and findings were presented to the CEO and the Compensation Committee and were used to evaluate compensation recommendations. Peer group data provides the Committee with a perspective on the magnitude and components of compensation provided to NEOs at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are reasonable based on our financial plan and that equity awards are fair and not unreasonably dilutive. Peer group data is reviewed and considered by the Compensation Committee as a reference point; however, the Compensation Committee does not formally benchmark the compensation of individual executives to any particular amount or range based upon such data. Deviations from the reference point may occur in individual cases due to an NEO’s individual contributions to the Company, tenure, experience, and other competitive factors as determined by the Committee.

The fundamentals of our executive compensation program remained the same for fiscal 2013. The program continues to emphasize pay for performance tied to corporate financial objectives and follows best practices to the extent they support the Company’s strategic objectives. Based on a thorough review of the pay practices at our peer group companies and consideration of the analysis prepared by Towers Watson, the Compensation Committee approved the following for the fiscal 2013 EIP, which are described in more detail below:

•	performance measures for cash awards based on EPS and Revenue; and

•	stock option grant vesting based on two and three-year performance goals for Revenue and Operating Income

Base Salary

Similar to other companies in the technology industry, we believe that competitive base salaries play an important role in helping us attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and recommendation for salary level changes, the performance of the NEO’s particular organization, the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the peer group data provided by the Committee’s independent compensation consultant, are used to determine appropriate base salaries.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs (i.e., overall Company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data). Based upon its assessment, the Committee makes a recommendation to the independent directors of the Board regarding any adjustments to the CEO’s base salary. The Executive Chairman’s salary was fixed by the terms of his executive employment agreement in July 2011 and was not reevaluated.

Base salaries for fiscal 2013 were determined in accordance with the process described above. For fiscal 2013, there was no increase to base salary from fiscal 2012 levels for Messrs. Paul, Karmanos and Angileri or for Ms. Fournier. Mr. Follis received a two percent increase to his base salary for fiscal 2013.

Executive Incentive Program

Annual and long-term incentive opportunities are generally provided under the Executive Incentive Program, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) base a significant portion of compensation on the attainment of Company performance targets; (2) align the financial interests of the participants with that of the Company and the shareholders; and (3) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. The NEOs and other key executives work closely together and with the CEO to formulate the Company’s growth strategy and oversee the implementation of that strategy.

Earning Opportunity Under EIP In Fiscal 2013

Based on an analysis of pay levels at our peer group companies and other benchmark data, and with the recommendation of Towers Watson, the Compensation Committee determined that the long-term incentive targets (as a percentage of salary) for some of our executive officers should be adjusted upward. The following table compares the annual and long-term incentive targets for fiscal 2012 and the adjusted targets for fiscal 2013:

	FY13 Incentive Multiples (% of salary)		FY12 Incentive Multiples (% of salary)
Position	Annual	Long-Term	Annual	Long-Term
Executive Chairman	100%	200%	100%	175%
CEO	100%	200%	100%	175%
COO	100%	200%	100%	175%
CFO	100%	175%	100%	140%
GC & Secretary	100%	150%	100%	100%

For fiscal 2013, the executive team shared a common set of performance goals, comprised of earnings per share (“EPS”) and revenue (“Revenue”), and EIP attainment percentages, which we refer to as their “Annual EIP Target” and “Long-Term EIP Target.” Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of basing pay on performance.

To ensure that we remain competitive with our peers in the market for executive talent, the Compensation Committee determined for fiscal 2013 that a combination of cash and equity should be awarded as the long-term component of compensation. Specifically, the long-term EIP component is divided in thirds, with one third payable in cash as Long-Term Performance Cash, one third granted in stock options and one third granted in RSUs.

To illustrate the annual and long-term incentive mix, the following table provides hypothetical examples of the fiscal 2013 EIP components at the various tiered targets for an NEO with an annual salary of $500,000 and performance levels attained at target:

	Annual Incentive Award				Long-Term Incentive Awards
Annual EIP Target	50% EPS	50% Revenue	Long-Term EIP Target	Long-Term EIP Total Value	33.3% Cash	33.3% Stock Option (1)	33.3% RSU (2)
100%	$250,000	$250,000	200%	$1,000,000	$333,334	$333,333	$333,333
100%	$250,000	$250,000	175%	$875,000	$291,666	$291,667	$291,667
100%	$250,000	$250,000	150%	$750,000	$250,000	$250,000	$250,000
(1)	The number of shares awarded as stock options will be determined by applying a Black-Scholes option pricing model calculation to the target dollar value.
(2)	The number of share units awarded as RSUs will be determined by dividing the target dollar value by the fair market value (closing price on the date preceding the award date) of the Company’s common stock.

Performance Measures

The Compensation Committee approved performance under the fiscal 2013 EIP to be measured according to Revenue and EPS, defined as follows:

•

Revenue — defined as the sum of revenue from software license, maintenance, subscription, professional services and application services arrangements recognized during the fiscal year in conformity with U.S. GAAP.

•

EPS — defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

We chose these performance measures because we believe that our share price will increase if we grow our sales (Revenue) profitably (EPS). In addition, these performance measures are reported in our financial statements and thus our shareholders can readily assess our performance.

For fiscal 2013, there were three performance levels of attainment established for each of the EPS and Revenue components (see chart below), with cash award amounts prorated between each performance level based on actual results. If the Company met 100% of its EPS target and 100% of its Revenue target, the NEO would receive an Annual Incentive Award equal to 100% of his or her base salary, half for meeting the EPS target and half for meeting the Revenue target. If performance were below the threshold level for either component, no cash award would be earned with respect to that component. If performance exceeded the maximum level, the cash award would be capped at the maximum payout level.

	EPS Performance		Revenue Performance
	Performance Levels ($)	% of NEO Award	Performance Levels ($)	% of NEO Award
Threshold	.44	50%	1,026,000,000	50%
Target	.53	100%	1,090,000,000	100%
Maximum	.56	200%	1,133,000,000	200%

The EPS and Revenue performance levels were formulated by executive management using the fiscal year business plan for the Company as a baseline. The fiscal year business plan was reviewed and approved by the

Board. Once the fiscal year business plan was approved, the performance levels applicable to the EIP were then reviewed and approved by the Compensation Committee.

Historical EIP Attainment Levels

Under the EIP, annual cash incentives are paid only if the Company’s performance meets or exceeds the minimum threshold levels of the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP have been aggressive, so that on a historical basis NEOs have infrequently earned cash awards at the targeted 100% level, as illustrated by the following table:

	2013	2012	2011	2010
Percent of EPS target achieved	0%	95%	94%	96%
Percent of EPS award earned	0%	80%	70%	80%
Percent of Revenue(1) target achieved	0%	103%	94%	104%
Percent of Revenue(1) award earned	0%	133%	63%	119%
(1)

In fiscal years 2010 and 2011, the second performance target was based on Total Sales Commitments – defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year. Software license, maintenance, subscription and professional services arrangements closed during the year are calculated by taking U.S. GAAP software license fees, maintenance and subscription fees and professional services fees and adding or subtracting (as appropriate) the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year excluding the impact from foreign currency translation.

Cash Incentive Awards under the EIP

If we meet or exceed the minimum thresholds, the cash incentive referred to as the “Annual Incentive Award,” is paid shortly after the fiscal year-end results of operations are final. In addition, an amount based on a targeted one-third of the long-term incentive compensation, referred to as the “Long-Term Performance Cash,” is earned but payment is deferred and paid only if the NEO remains employed by the Company for two years after the Annual Incentive Award is earned. This deferral is intended to enhance retention of skilled executives in an extremely competitive environment for experienced, executive talent.

An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a prorated payment of the Annual Incentive Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Incentive Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Incentive Awards payments. Unless the Compensation Committee determines otherwise, an Annual Incentive Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.

The Long-Term Performance Cash is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two-year period referenced above but before payment of the cash award is made, unless the Compensation Committee determines otherwise or the termination is caused by death or disability.

In fiscal 2013, the Company’s performance did not meet the minimum thresholds for EPS and for Revenue. As such, the Annual Incentive Award and Long-Term Performance Cash were neither earned nor paid under the EIP for fiscal 2013.

Although the Compensation Committee has the authority under the LTIP to grant discretionary bonuses from time to time, there were no discretionary bonuses paid to the NEOs in fiscal 2013.

Equity Awards

To enhance the link between creating shareholder value and long-term incentive compensation, the Compensation Committee may grant equity awards to our NEOs. The Committee believes equity awards are an excellent way to motivate key employees to improve our financial performance and drive stock price growth. The Committee grants equity awards to the NEOs based on each NEO’s contribution to the Company, the desire to promote strategic collaboration across the entire Company, and the need to maintain competitive compensation levels within our industry. Additionally, our approach to vesting is intended to enhance retention of key talent. Equity awards are made as part of the EIP each year and occasionally are also made outside the EIP when the Committee believes circumstances warrant further grants, such as the attainment of key strategic and operational objectives or the hiring or promotion of key executives. EIP related equity grants are made as soon as practical in the new fiscal year after the Board has reviewed and approved our fiscal year financial plan and the Compensation Committee has reviewed and approved proposed salaries, EIP targets and equity awards to NEOs.

Stock options are awarded with an exercise price equal to the closing price of Compuware common stock on the last trading day immediately preceding the date of grant in accordance with the terms of our Long Term Incentive Plan (“LTIP”). Accordingly, stock options are inherently a form of performance-based compensation, as recognized under Internal Revenue Code Section 162(m), because they have value to the recipient only if the market price of the common stock increases after the date of grant. Historically, the stock option grants have generally vested over time provided that the participant remains continuously employed with the Company and have vested immediately upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to stock options will automatically terminate. Options expire ten years after the date of grant. The stock option awards are intended to align the recipient’s interests with those of our shareholders.

Restricted stock units are granted to retain key talent and to tie the long-term financial interests of executive officers to the interests of shareholders. Each restricted stock unit represents the right to receive one share of our common stock on the vesting date. The units typically vest annually in equal installments over a four-year period provided that the recipient remains continuously employed with the Company during that time. The RSUs also vest upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested RSUs will automatically terminate. Once vested, the Company will issue one common share for each vested RSU. The RSUs have Dividend Equivalent Rights. Since the units have value in all market conditions, the vesting schedule provides a strong retention mechanism. The value of the underlying shares to be issued upon vesting, however, rises and falls with the market value of our common stock so that RSUs also align the interests of the recipient with our shareholders.

Fiscal 2013 Equity Awards under the EIP

As of September 10, 2012, the Compensation Committee approved the EIP related grants of stock options and RSUs to be made to executives (other than the Executive Chairman and CEO whose awards were approved by the independent directors of the Board) under the LTIP and the EIP for fiscal 2013 based on a formula in the EIP. Under the fiscal 2013 EIP, the total value of the NEO’s Long-Term Incentive Awards was determined by multiplying an NEO’s base salary by the NEO’s Long-Term EIP Target percentage. This amount is then divided by three to yield a Long-Term EIP equity target dollar value (“Equity Value”) for each of the two equity components and the cash component of the Long-Term Incentive Award (also referred to as Long-Term Performance Cash as discussed above). To determine the number of shares awarded as stock options, Equity Value is divided by the Black-Scholes value (((base salary * Long-Term EIP Target) / 3) / Black-Scholes value), with fractional shares being disregarded. These options have an exercise price equal to the fair market value of our stock on the date of grant. To determine the number of shares awarded as RSUs, the Equity Value was divided by the fair market value of our common stock as of the award date (((base salary * Long-Term EIP Target) / 3) / fair market value), with fractional shares being disregarded.

The Compensation Committee also approved a modification to the stock options that changes the vesting of the options from a time-based format to require attainment of long-term performance goals. The vesting of these stock options is subject to the Company achieving specified performance targets for Revenue and Operating Income in fiscal 2014 and 2015. Operating Income is defined as the income from operations as determined in accordance with U.S. GAAP, adjusted for certain items including, but not limited to, restructuring expenses and impairment of goodwill. Attainment of the performance targets will determine the number of shares subject to the stock option that a NEO would earn. For fiscal year 2014, up to 50% of the total shares subject to the stock option grant may be earned, split equally between the Revenue and Operating Income measurement categories.

For fiscal year 2015, up to 25% of the total shares subject to the stock option grant may be earned, split equally between the Revenue and Operating Income measurement categories. In each fiscal year, the number of shares that can be earned will be prorated between the threshold and the target levels of attainment for each measurement category. The remaining 25% of the stock option grant will be earned only upon 100% attainment of the fiscal 2015 target goal for each measurement category and will not be prorated. The Revenue and Operating Income targets applicable to the stock options were very aggressive, providing for compound annual growth rates from fiscal 2012 of 9% to 11% in Revenue and 40% to 48% in Operating Income, which we believe are unlikely to be attained.

Following the close of fiscal years 2014 and 2015, a determination by the Compensation Committee regarding attainment of the performance targets in each measurement category will be based on the Company’s actual financial results. No additional shares will be earned if the target performance levels are exceeded. Shares that are not earned in the applicable fiscal year are forfeited and will be cancelled. The earned portion of a stock option will vest on the earlier of May 31, 2015, the death or disability of the NEO, or a change in control of the Company, but only if employment ends involuntarily other than for cause within twelve months following the change in control. If the NEO’s employment ceases for any other reason, the NEO’s right to shares of common stock subject to the stock options will automatically terminate. The stock options expire on the tenth anniversary of the date of grant.

RSU grants are time vested as described above, but vesting upon a change in control will occur only if employment ends involuntarily other than for cause within twelve months following the change in control.

The formulas described above were chosen because they produce a number of option shares and restricted stock units that the Compensation Committee believes bear an appropriate relationship to the amount of cash incentive compensation and total compensation, enhance retention of key talent, and align with shareholder interests. The following table identifies the stock options and RSUs granted to NEOs on September 10, 2012 under the fiscal 2013 EIP.

Name	July 1, 2012 Base Salary	Long- Term EIP Target	Equity Value ((Base Salary * Long-Term EIP Target) / 3)	FY13 EIP Equity Award Type	FY13 EIP Shares Awarded (#)	Year 1 Vest (#)	Year 2 Vest (#)	Year 3 Vest (#)	Year 4 Vest (#)
Robert C. Paul	$700,000	200%	$466,667 $466,667	Stock Option RSU	112,044 46,022	0 11,506	0 11,506	112,044 11,505	0 11,505
Laura L. Fournier	$550,000	175%	$320,833 $320,833	Stock Option RSU	77,030 31,640	0 7,910	0 7,910	77,030 7,910	0 7,910
Peter Karmanos, Jr.	$1,200,000	200%	$800,000 $800,000	Stock Option RSU	192,076 78,895	0 19,724	0 19,724	192,076 19,724	0 19,723
Joseph R. Angileri	$600,000	200%	$400,000 $400,000	Stock Option RSU	96,038 39,447	0 9,862	0 9,862	96,038 9,862	0 9,861
Daniel S. Follis, Jr.	$382,500	150%	$191,250 $191,250	Stock Option RSU	45,918 18,860	0 4,715	0 4,715	45,918 4,715	0 4,715

Fiscal 2013 Summary of EIP Awards

The following table summarizes the total actual cash incentives earned by and the equity incentives granted to the NEOs under the EIP for fiscal 2013.

Name	Annual Incentive Award		Long-Term Incentive Awards
	50% EPS (prorated)	50% Revenue (prorated)	33.3% Cash (prorated)	33.3% Stock Option (#)	33.3% RSU (#)
Robert C. Paul	$0	$0	$0	112,044	46,022
Laura L. Fournier	$0	$0	$0	77,030	31,640
Peter Karmanos, Jr.	$0	$0	$0	192,076	78,895
Joseph R. Angileri	$0	$0	$0	96,038	39,447
Daniel S. Follis, Jr.	$0	$0	$0	45,918	18,860

Total Realized Compensation in Fiscal 2013

We believe it is helpful for our shareholders to understand what our top executives were actually paid in a given year. The table below reports the total compensation actually received (“Total Realized Compensation”) by each NEO during fiscal 2013. The amounts reported below differ substantially from the amounts reported in the Total column in the Summary Compensation Table in light of the SEC requirements for that table and should not be viewed as a substitute for those Total amounts. Total Realized Compensation includes salary, discretionary bonus payments, the value realized before taxes in fiscal 2013 from the vesting of RSUs and the exercise of stock options (as also reflected in the Option Exercises and Stock Vested table), the cash incentives paid in fiscal 2013 that were earned under the EIP in prior fiscal years (fiscal 2010 Long-Term Performance Cash and 2012 Annual Incentive Award) and all other compensation (from the Summary Compensation Table). Total Realized Compensation excludes the grant date fair value of unvested fiscal 2013 Stock Awards and Option Awards.

Name	Salary	Stock (RSUs Vested)	Options (Exercised)	FY10 EIP Long-Term Cash (paid in FY13)	FY12 EIP Annual Award (paid in FY13)	Other	Total Realized Compensation
Robert C. Paul	$700,000	$529,664	$0	$602,250	$745,500	$26,849	$2,604,263
Laura L. Fournier	$550,000	$407,010	$205,489	$492,750	$585,750	$5,272	$2,246,271
Peter Karmanos, Jr.	$1,200,000	$1,055,973	$786,075	$1,314,000	$1,278,000	$58,787	$5,692,835
Joseph R. Angileri	$600,000	$1,062,170	$0	$0	$639,000	$26,774	$2,327,944
Daniel S. Follis, Jr.	$381,250	$106,589	$0	$123,188	$399,375	$8,121	$1,018,523

Stock Ownership Guidelines

As a public company, Compuware believes that the interests of its executive leadership team must be aligned with the long-term interests of our shareholders. The most direct way to establish and maintain this alignment is to ensure that such executives have a continuing equity stake in the Company. In support of this objective, the Compensation Committee adopted formal stock ownership guidelines for senior executives of the Company beginning in fiscal 2013. The stock ownership guidelines specify that executives should hold an amount of Company stock having a value approximately equal to a percentage of salary and, if an executive owns less than the target amount of shares, he must hold 50% of after-tax shares that vest in the case of RSUs or 50% of the shares received upon exercise of stock options until the target amount is reached. This holding requirement applies until the executive meets the guideline. Management and the Compensation Committee will review the share ownership guidelines periodically. The table below illustrates the salary percentage goals established for the various executive positions.

Job Name	Target Share Ownership as % of salary for FY13	Target Share Ownership as % of salary for FY14
Executive Chairman	200%	N/A
Chief Executive Officer	200%	200%
President and Chief Operating Officer	150%	N/A
Chief Financial Officer	100%	150%
Other key executives	50%	50%

In addition to directly owned stock, shares held in Company qualified savings plans are included in calculating ownership levels. Unexercised stock options do not count toward the ownership goals. All of the NEOs either have met these goals or are on track to meet them within the next two fiscal years. Throughout fiscal 2013, all NEO’s retained 100% of the after-tax shares released upon vesting of RSUs.

Claw-Back Policy

The Company adopted a claw-back policy in the first quarter of fiscal 2013. One of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or the gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash award and stock incentive plans, welfare plans, or deferred compensation plans, it is the Board’s policy that the Compensation Committee shall have the authority to determine the appropriate action to take, which may include requiring relinquishment (claw-back) of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs.

Fiscal 2014 Equity Awards under the EIP

Effective May 16, 2013, the Compensation Committee approved a modification to a component of the EIP for fiscal year 2014 option grants to NEOs. The modification to the stock option agreement simplifies the vesting of the options to require attainment of a single set of long-term performance goals in the third fiscal year following the date of grant (fiscal year 2016). Under the revised stock option agreement, shares granted under the fiscal 2014 EIP are subject to the Company achieving specified performance targets for Revenue and Operating Income in fiscal year 2016. Attainment of the performance targets will determine the number of shares subject to the stock option that a NEO would earn. For fiscal year 2016, up to 100% of the total shares subject to the stock option grant may be earned, split equally between the Revenue and Operating Income measurement categories. The number of shares that can be earned will be prorated between the threshold and the target levels of attainment for each measurement category. The Revenue and Operating Income targets applicable to the 2014 stock options were somewhat aggressive, providing for compound annual growth rates from fiscal 2013 of 7% to 8% in Revenue and 27% to 30% in Operating Income.

As was the case under the prior version of the performance based stock option agreement, the Compensation Committee will determine the extent to which the targets were attained based on the Company’s actual fiscal 2016 financial results. No additional shares will be earned if the target performance levels are exceeded. Shares that are not earned are forfeited and will be cancelled. The earned portion of a stock option will vest on May 31, 2016. Prior to May 31, 2016, vesting of the entire stock option will be accelerated on the earlier of the death or disability of the participant, or a change in control of the Company. The fiscal 2013 agreement provided that only the earned portion of the stock option would accelerate prior to vesting. If the NEO’s employment ceases for any other reason, the NEO’s right to shares of common stock subject to the unvested stock options will automatically terminate. The stock options expire on the tenth anniversary of the date of grant.

The Compensation Committee approved grants of stock options and RSUs to NEOs as of May 16, 2013 under the LTIP and the EIP for fiscal 2014 based on the formula set forth above. The RSUs have the same terms as grants made in fiscal 2013. The options have an exercise price equal to the fair market value on the date of grant and have vesting and termination provisions described above. Grants to the CEO were approved by the independent members of the Board of Directors on May 16, 2013. The table below identifies the grants made on May 16, 2013 to the NEOs who continued to serve as such on that date.

Name and Position	Stock Options	RSUs
Robert C. Paul, Chief Executive Officer	167,264	41,298
Joseph R. Angileri, President and Chief Operating Officer	143,369	35,398
Laura L. Fournier, Executive Vice President and Chief Financial Officer	114,994	28,392
Daniel S. Follis, Jr., Secretary, Senior Vice President and General Counsel	68,548	16,925

Executive Employment Agreement

In connection with the change in Mr. Karmanos’ position from Chairman and CEO to Executive Chairman, the Compensation Committee and the Board determined that the Company should enter into the Executive Employment Agreement dated July 1, 2011 (“Executive Agreement”) with Mr. Karmanos. The Executive Agreement was effective July 1, 2011 and terminated on March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below became effective. The Company terminated

Mr. Karmanos’ employment under the post-retirement consulting agreement for “Cause” effective October 1, 2013. As Executive Chairman, Mr. Karmanos continued to be actively involved in our day-to-day operations. The Compensation Committee and the Board believe the Executive Agreement was appropriate and in the Company’s best interests for a number of reasons including: the need to continue Mr. Karmanos’ role in providing strategic advice, mentoring and direction with respect to our business operations and ensuring that our executive succession plan is executed effectively during the transition to the new leadership team; the need to continue to have access to his nearly 40 years of experience with the Company, our major customers, and the technology industry; and the need to provide a specific termination date of March 31, 2013 for his employment as Executive Chairman and completion of the leadership transition process.

During the term of the Executive Agreement, Mr. Karmanos was entitled to: (i) a base salary at an annual rate of $1.2 million, which had been his base salary since fiscal 2009; and (ii) participate in the Company’s EIP with specified annual and long-term incentive targets. In addition, his existing stock options and RSUs continued to vest in accordance with their terms. During the term of the Executive Agreement, Mr. Karmanos participated in the Company’s health and other insurance benefit plans and had an office, administrative support, use of two automobiles and reimbursement for all business-related expenses.

The Executive Agreement also obligated Mr. Karmanos to abide by standard confidentiality, non-disparagement and cooperation terms, as well as a covenant not to compete and not to solicit employees or customers for a period of one year after the termination of his employment. The Company is obligated to maintain directors and officers liability insurance through March 31, 2019 on terms no less favorable than in effect on July 1, 2011. The Executive Agreement could have been terminated by the Company at any time with 30 days’ notice and by Mr. Karmanos at any time. Payments, if any, upon termination of employment prior to the expiration of the term are defined in the Executive Agreement and are described below under “Potential Payments Upon Termination or Change in Control – Executive Employment Agreement.”

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO and all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies.

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All U.S. employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries to the 401(k). On April 1, 2012, the Company began matching one-third of the first 6% of salary contributed by each participant to the 401(k), including NEO participants.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares. There was no such allocation made in fiscal 2013.

NEOs and other employees are also permitted to participate in the Employee Stock Purchase Plan (“ESPP”) under which employees can elect to have up to 10% of their eligible compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95% of the fair market value on the last day of each offering period. The fair market value is determined as the closing market price on the market date immediately preceding the last day of the offering period.

Use of Automobiles

Under a Motorsports Sponsorship Agreement between the Company and General Motors Corporation (the “GM Marketing Agreement”), GM provides the Company with the option to use nine automobiles. Some of the NEOs have been granted the use of automobiles under the GM Marketing Agreement for which the participating NEO pays the maintenance costs incurred and the Company pays the insurance costs. For each NEO using one of these automobiles, an equivalent “lease value” is reported as IRS Form W-2 imputed income. The incremental cost to the Company is the employment tax assessed on the imputed income plus the insurance cost. Additionally, the Company paid both the insurance and maintenance costs for the vehicles used by Mr. Karmanos. The Company terminated the Motorsports Sponsorship Agreement effective December 31, 2013.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to sporting and special events and travel expenses for spouses to certain Company conferences. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

The Company leased a 25% share of a jet owned by an unrelated third party for business purposes at a flat monthly management fee. On occasion, the Company allowed NEOs to use the jet for personal purposes. For each flight, the Company was charged a flat rate for each flight hour, catering fees for food and beverage, a variable fuel charge and local transportation (collectively, “Flight Expense”). When an NEO used the jet for personal travel or personal business, the NEO was required to reimburse the Company for the Flight Expense charged to the Company. Therefore, there was no incremental cost to the Company for personal use of the jet.

Relationship of Executive Compensation to Risk

In connection with fulfilling its responsibilities, the Compensation Committee considers whether the design of the Company’s executive compensation program encourages executives to engage in excessive risk-taking. The Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s executive incentive program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements, stock ownership guidelines, capped incentive compensation and a claw-back policy as described above. Based on its review, the Committee believes that the Company’s executive compensation program is aligned to the interests of shareholders, appropriately rewards pay for performance, and does not promote unnecessary and excessive risk.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) (“Section 162(m)”) restricts the deductibility of executive compensation paid to the Company’s CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from vesting RSUs and the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company’s other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee may continue to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

As described above, Mr. Karmanos was employed as Executive Chairman through March 31, 2013 pursuant to the Executive Agreement. Payments, if any, upon termination of his employment prior to the expiration of the term of the Executive Agreement are described below under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreement.” With the exception of Mr. Karmanos’ Executive Agreement and the severance agreements described below, we have not entered into any employment agreements with any of our NEOs.

We have from time to time entered into severance arrangements with executives leaving the Company. Historically, we have not had a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants, RSU and PSU awards that accelerate vesting upon death, disability or a change in control and the provisions of our EIP (which is subject to the LTIP) that provide prorated payment of Annual Incentive Awards and accelerated payment of earned Long-Term Performance Cash upon death or disability. Instead, such arrangements are made and structured based on circumstances prevailing at the time. We do not provide any tax gross-ups if the value of accelerated stock options, RSUs or PSUs exceeds the limits in the Code relating to “golden parachute” payments.

The Board determined that fostering the continued employment of key management personnel was in the best interest of shareholders and that appropriate steps should be taken to reinforce and encourage the attention and dedication to the assigned duties of executives in the face of distractions arising from the potential of a change of control, as is the case with many publicly held corporations. For these reasons, on February 8, 2013 the Compensation Committee authorized the Company to enter into change of control severance agreements with certain executives, including Messrs. Paul, Angileri, Follis and Ms. Fournier. The independent directors of the Board subsequently authorized entering into such severance agreement with CEO, Robert C. Paul. Severance Agreements were executed by the relevant executives on March 15, 2013.

Under the material terms of these agreements, if an executive’s employment is terminated other than for cause within twenty-four (24) months following a change in control of Compuware, the executive would be entitled to receive a lump sum severance payment in cash equal to a multiple of the sum of (i) base salary and (ii) target annual bonus under any applicable annual bonus or incentive plan. In addition, the executive would be entitled to receive, for a specified period immediately following the date of termination for the executive and any dependents, health, life, disability and accident insurance benefits at no greater after-tax cost than the after-tax cost to the executive immediately prior to termination. See “Potential Payments Upon Termination or Change in Control — Severance Agreements” for the table that illustrates the variable terms of the Severance Agreements executed by the executives.

On June 14, 2013, the Company entered into a separation agreement with Ms. Fournier in connection with her retirement, the terms of which are described below. The June 14, 2013 agreement superseded and replaced the change in control severance agreement with Ms. Fournier dated March 15, 2013, and was provided to her in recognition of her twenty-three years of service to the Company. In addition, the agreement provides that the non-compete and non-solicitation restrictions applicable to Ms. Fournier shall continue for one year following her separation, and further provides that Ms. Fournier releases all claims she may have against the Company. Under her separation agreement, Ms. Fournier is entitled to receive: (i) her net salary, as in effect at the time of her departure, in semi-monthly installments through December 15, 2014; (ii) reimbursement of COBRA continuation coverage premium payments through December 31, 2014; and (iii) $273,350 for her Long-Term Performance Cash deferred under the Company’s FY12 Executive Incentive Agreement. In addition, all of Ms. Fournier’s vested and unvested stock options, restricted stock units and performance units granted on or before May 15, 2013 will continue to vest and/or be exercisable through the expiration date set forth in the applicable grant agreements as if she remained employed by the Company.

On October 28, 2013, the Company amended and restated the Severance Agreements previously entered into with Robert Paul and Joseph Angileri to provide for severance protections upon certain terminations of employment not related to a change in control of the Company and to make certain other modifications. See “Potential Payments Upon Termination or Change in Control – Severance Agreements” for a description of the amended severance agreements.

Karmanos Post-Retirement Consulting Agreement

In connection with the planned retirement of Peter Karmanos, Jr. from the Board, the Company entered into a post-retirement consulting agreement with him, which superseded and replaced the post-retirement consulting agreement dated March 1, 2007 (the “Revised PRC Agreement”). Following discussions with Mr. Karmanos, the Revised PRC Agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board as of October 25, 2012. The purposes of the Revised PRC Agreement were to provide for a smooth transition of executive leadership, to allow the Company and the newly appointed Chairman of the Board to continue to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers for a six-year period of time after his Executive Employment Agreement expired and he was no longer actively involved in our day-to-day operations, and to provide Mr. Karmanos with enhanced remuneration as compared to the 2007 agreement that the parties believed was more indicative of the current and future value of his services to the Company. The Revised PRC Agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” Mr. Karmanos remained a full-time employee as the Executive Chairman of the Board of the Company subject to the Executive Employment Agreement referenced above until March 31, 2013, following which the Revised PRC Agreement became effective. The Company terminated Mr. Karmanos’ employment under the Revised PRC Agreement for “Cause” effective October 1, 2013.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee determines and implements compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement for the fiscal year ended March 31, 2013. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Compensation Committee,

William O. Grabe

Dennis W. Archer

David G. Fubini

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2013 who were serving as executive officers on March 31, 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Robert C. Paul Chief Executive Officer	2013 2012 2011	700,000 691,667 650,000	466,663 408,329 649,994	0 9,562,491 0	0 1,180,375 1,296,750	26,849 13,740 8,740	1,193,512 11,856,602 2,605,484
Laura L. Fournier Executive Vice President & Chief Financial Officer	2013 2012 2011	550,000 541,667 500,000	320,830 256,659 499,996	0 256,639 0	0 859,100 997,500	5,272 2,004 2,806	876,102 1,916,069 2,000,302
Peter Karmanos, Jr. Executive Chairman	2013 2012 2011	1,200,000 1,200,000 1,200,000	799,995 699,997 1,199,993	0 699,930 0	0 2,023,500 2,394,000	58,787 22,457 15,548	2,058,782 4,645,884 4,809,541
Joseph R. Angileri President & Chief Operating Officer	2013 2012	600,000 470,455	399,993 2,849,991	0 12,047,263	0 1,011,750	26,774 1,870	1,026,767 16,381,329
Daniel S. Follis, Jr. Senior Vice President, General Counsel & Secretary	2013	381,250	191,240	0	0	8,121	580,611

(1)	Represents the award date fair value associated with RSUs awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013.

The amount for Mr. Angileri in fiscal 2012 includes the award date fair value of the special one-time RSU award in connection with his hiring.

(2)	Represents the grant date fair value associated with stock options awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that the option holder may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013. The amounts for the 2013 performance-vested options represent the value based upon the probable outcome of the performance conditions, consistent with the amount used in our financial statements, excluding estimated forfeitures. The table below shows the value of the awards if the highest level of performance conditions is achieved.

Name	Year	Option Award ($)
Robert C. Paul	2013	467,223
Laura L. Fournier	2013	321,215
Peter Karmanos, Jr.	2013	800,957
Joseph R. Angileri	2013	400,478
Daniel S. Follis, Jr.	2013	191,478

The amounts for Mr. Paul and Mr. Angileri in fiscal 2012 include the grant date fair value of options to purchase Compuware stock under special one-time grants in connection with the implementation of Compuware’s succession plan.

(3)	The table below shows the component amounts of non-equity incentive payments made to the NEOs under the EIP in fiscal 2013, 2012 and 2011. The fiscal 2012 Annual Incentive Award was paid in May 2012 and payment of the fiscal 2012 Long-Term Performance Cash, is deferred until April 2014. The fiscal 2011 Annual Incentive Award was paid in May 2011 and payment of the fiscal 2011 Long-Term Performance Cash was deferred until April 2013. All deferred Long-Term Performance Cash is paid only if the recipient meets the continuing employment condition described in “Compensation Discussion and Analysis.”

Name	Year	EIP Annual Incentive Award ($)	EIP Long-Term Performance Cash ($)	Total($)
Robert C. Paul	2013 2012 2011	0 745,500 864,500	0 434,875 432,250	0 1,180,375 1,296,750
Laura L. Fournier	2013 2012 2011	0 585,750 665,000	0 273,350 332,500	0 859,100 997,500
Peter Karmanos, Jr.	2013 2012 2011	0 1,278,000 1,596,000	0 745,500 798,000	0 2,023,500 2,394,000
Joseph R. Angileri	2013 2012	0 639,000	0 372,750	0 1,011,750
Daniel S. Follis, Jr.	2013	0	0	0

(4)	All Other Compensation includes 401(k) matching contributions and amounts for perquisites such as use of automobiles, insurance and maintenance; tickets to sporting and special events; and travel expenses for spouses to certain Company conferences and events. Perquisites have been valued for purposes of these tables on the basis of 100% of the aggregate incremental cost to the Company. The amount shown for Mr. Karmanos for fiscal 2013 includes $37,736 of taxes paid by the Company on imputed income for guests attending the annual sales recognition event.

(5)	See “Total Realized Compensation in Fiscal 2013” in “Compensation Discussion and Analysis” for a report of the compensation actually received by each NEO during the fiscal year.

Grants of Plan-Based Awards

The following table shows both the range of cash awards that could have been earned and the actual equity awards granted to the NEOs during fiscal 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (#) (2)			All other Stock Awards: Number of Shares of Stock or Units (#) (3)	Exercise or base price of option awards ($/Sh) (4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Paul	09/10/12				11,204	112,044	112,044		10.14	10.14	0
	09/10/12							46,022		10.14	466,663
		291,667	1,166,666	2,333,332
Laura L. Fournier	09/10/12				7,703	77,030	77,030		10.14	10.14	0
	09/10/12							31,640		10.14	320,830
		217,708	870,833	1,741,666
Peter Karmanos, Jr.	09/10/12				19,207	192,076	192,076		10.14	10.14	0
	09/10/12							78,895		10.14	799,995
		500,000	2,000,000	4,000,000
Joseph R. Angileri	09/10/12				9,603	96,038	96,038		10.14	10.14	0
	09/10/12							39,447		10.14	399,993
		250,000	1,000,000	2,000,000
Daniel S. Follis, Jr.	09/10/12				4,591	45,918	45,918		10.14	10.14	0
	09/10/12							18,860		10.14	191,240
		143,437	573,750	1,147,500

(1)	Amounts shown in the table represent potential amounts that could have been earned under the EIP for performance in fiscal 2013. There was neither an Annual Incentive Award nor a Long-Term Performance Cash Award earned in fiscal 2013. For more information regarding the corporate goals for fiscal 2013, see “Compensation Discussion and Analysis — Executive Incentive Program.”

(2)	The awards are stock options that are subject to the Company achieving specified performance targets for Revenue and Operating Income as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Fiscal 2013 Equity Awards under the EIP.” For fiscal year 2014, up to 50% of the option shares may be earned. For fiscal year 2015, up to 25% of the option shares may be earned. In each fiscal year, the number of shares earned will be prorated between the threshold and the target levels of attainment for each measurement category. The remaining 25% of the option shares may be earned only upon 100% attainment of the fiscal 2015 target goal and will not be prorated. Earned shares, if any, will vest on May 31, 2015.

(3)	The awards are RSUs that vest in equal annual installments over four years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Fiscal 2013 Equity Awards under the EIP.”

(4)	All options granted in fiscal 2013 have an exercise price equal to the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

(5)	The assumptions we used to calculate the RSU and option amounts shown are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The fair value for each RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date). The amounts for the options represent the value based upon the probable outcome of the performance conditions. See Note 2 to the Summary Compensation Table.

Equity-Based Awards

Generally

Grants of Company equity-based awards are made under the Company’s LTIP. A limited number of options to purchase Covisint common stock have also been granted under the Covisint LTIP. The Company currently has reserved an aggregate of 41,500,000 of its common shares to be awarded under the Company’s LTIP, and Covisint has reserved 7,500,000 of its common shares for issuance under the Covisint LTIP, in each case subject to adjustment for forfeitures, cancellations, expirations and other terminations, and for changes made to the outstanding common shares by reason of any mergers, stock splits or similar transactions. The Company’s LTIP is administered by its Compensation Committee and the Covisint LTIP is administered by its board of directors (though compensation paid to individuals who are executive officers of the Company is also subject to oversight by the Company’s Compensation Committee). The administrator of each plan may grant stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the respective plan. The terms of each award are set forth in a written agreement with the recipient. All employees and directors of the Company and its subsidiaries who are selected by the Compensation Committee in its sole discretion from time to time are eligible to participate in the Company’s LTIP. Similarly, all employees and directors of Covisint, any of its subsidiaries or the Company who are selected by its board from time to time are eligible to participate in the Covisint LTIP. The following describes the Company’s LTIP and Covisint LTIP. Share amounts and exercise prices relating to Covisint have been adjusted in this Proxy Statement to reflect its 30 for 1 stock split effective May 23, 2013.

Options and stock appreciation rights may not be exercised after the tenth anniversary of the grant date. The exercise price of any option or stock appreciation right must not be less than the fair market value of our common shares on the grant date. Payment upon exercise of an option may be made in cash or pursuant to various cashless methods. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Option and stock appreciation right awards may not include rights to dividend equivalents or reload option grants. Incentive stock options are subject to certain additional limitations.

Awards of restricted stock and restricted stock units are subject to restrictions on transferability and alienation and other restrictions as the relevant administrator may impose. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other shareholders, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the relevant administrator’s discretion. Restricted stock units may be payable in common shares or cash as of the vesting date.

Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the relevant administrator determines. A participant will be entitled to vote any shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goals.

Incentive awards may be based on the attainment of performance levels of the Company or Covisint, as the case may be, as established by the relevant administrator. Incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the relevant administrator.

The relevant administrator may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance stock units or incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m). The plans also contain limitations on the amount of grants if intended to comply with the performance-based compensation exemption under Section 162(m).

The plans permit the relevant administrator to determine in the grant agreement the consequences of termination of employment or services, and contain provisions in the event the grant agreement is silent. Awards are not transferable other than by will or the laws of descent and distribution or the consent of the relevant administrator, and stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime.

No new awards may be granted under the Company’s LTIP after May 18, 2021, or under the Covisint LTIP after August 24, 2019. The relevant administrator may terminate the plan or the granting of any awards under the plan at any time. In addition, the relevant administrator may amend the plan and the terms of outstanding awards, but the approval of shareholders or, in the case of outstanding awards, recipients, is required for certain amendments.

Awards under the plans are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the plans. The relevant administrator may provide that upon a change in control transaction, outstanding options and stock appreciation rights become fully exercisable; any restricted stock and RSUs become vested and transferable; any performance goals are deemed satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or awards may be treated in any other way as determined by the relevant administrator. The relevant administrator may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. For awards granted on or after April 1, 2012, the standard forms of award agreements were modified so that accelerated vesting upon a change in control would occur only if the participant’s employment terminates within 12 months following the change in control, other than a termination by the Company for cause or by the participant without good reason as defined in the agreement.

Fiscal 2010 Covisint-Related Performance Awards

In December 2009, the Compensation Committee approved discretionary grants of Compuware PSUs to Mr. Karmanos (281,690 PSUs) and Ms. Fournier (140,845 PSUs). The PSUs would vest if the recipient continued to be employed by the Company and upon the earlier to occur of one of the following conditions being met: (1) the Company’s Covisint subsidiary attaining total organic revenue on a U.S. GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015 (the “Covisint Revenue Condition”); or (2) upon the closing date of an initial public offering of Covisint common stock on or prior to August 26, 2015 (the “IPO Condition”). As modified in calendar 2013 prior to vesting, the documentation relating to the grants contemplated grants of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the Covisint Revenue Condition, death, disability or change in control of Compuware with cancellation occurring upon the earliest of a closing of a Covisint IPO, change in control of Covisint, August 26, 2015 if the revenue target is not met or termination of employment for reasons other than death or disability. A separate agreement contemplated grants of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the IPO Condition or a change in control of Covisint with cancellation occurring upon the earliest of August 25, 2015 if neither a Covisint IPO nor a Covisint change in control has been consummated, termination of employment for any reason or a change in control of Compuware. The modifications clarified the Compensation Committee’s previously disclosed intention that Mr. Karmanos and Ms. Fournier would receive shares due to the vesting of either the Covisint Revenue Condition or the IPO Condition but not both. The grant agreements further provided that the Compensation Committee reserves the right to reduce or eliminate the recipient’s right to shares of common stock subject to the PSUs at any time on or before vesting. Prior to vesting, the PSUs subject to the Covisint Revenue Condition had Dividend Equivalent Rights. The PSUs did not have voting rights and were not transferable except under limited circumstances provided in the LTIP. Upon vesting, each PSU would be settled for one share of the Company’s common stock. The units may not be settled in cash.

The Compensation Committee also approved in December 2009 a grant to Mr. Paul of 615,000 Covisint stock options with an exercise price of $1.73, the estimated fair value per share (primarily using a discounted cash flow model) as of the grant date, made by the Covisint Board of Directors under the Covisint LTIP. The option exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options vest upon the closing date of an initial public offering of Covisint common stock (“Covisint IPO”) or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated. The options will terminate on August 25, 2015, if there is no initial public offering of Covisint common stock or a change in control of Covisint on or before August 25, 2015, or if Compuware is acquired prior to a Covisint IPO. The unvested options will also terminate upon the termination of Mr. Paul’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by the Company without cause or by Mr. Paul, if the options have vested, Mr. Paul would have the right to exercise for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

Mr. Paul’s Covisint stock options were amended in December 2012 with the objective of complying with Section 409A of the Internal Revenue Code. The amendment revised the stock options to specify when such options may be exercised by providing that immediately following a Covisint IPO, the stock options will be exercisable as follows: (i) 40% of the stock options will be exercisable during the first calendar year following the year in which a Covisint IPO occurs, (ii) 30% of the stock options will be exercisable during the second such calendar year, and (iii) 30% of the stock options will be exercisable during the third such calendar year. Following a change in control of Covisint, the stock options will become fully exercisable until the later of 85 days following the date of the change in control or December 27th of the year in which such change in control occurs, but in no event after August 25, 2019. Notwithstanding the foregoing, in the event Mr. Paul’s employment is terminated after the option has become exercisable as a result of his death or disability or by the Company without cause, any vested option that was not otherwise forfeited or expired prior to such date, will be exercisable until the later of 85 days following the date of such termination or December 27th of the year in which such termination occurs, but in no event after August 25, 2019. If Mr. Paul terminates his employment voluntarily following a Covisint IPO, he may only exercise that portion of his Covisint stock option that would otherwise have been exercisable during the calendar year in which he terminates according to the offering exercise schedule described above, until the later of 85 days following the date of such termination or December 27th of the year in which such termination occurs, and in no event after August 25, 2019. The remainder of Mr. Paul’s option that would not be exercisable in accordance with the preceding sentence would expire upon such voluntary termination of employment. In the event the Company terminates Mr. Paul’s employment for cause, the stock options will terminate immediately (whether vested or unvested) and will no longer be exercisable.

The Compensation Committee concurrently approved a discretionary grant of 100,450 Compuware PSUs to Mr. Paul pursuant to the Company’s LTIP. These PSUs will vest on August 26, 2015, if he continues to be employed by the Company and the Covisint Revenue Condition is satisfied. If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of a Covisint IPO occurring on or before August 25, 2015; (ii) Mr. Paul ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Paul will receive one Company common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. These grants were designed so that Mr. Paul’s Covisint options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

On October 1, 2013, the initial public offering of Covisint Corporation was consummated. As a result, PSUs for Mr. Karmanos, Ms. Fournier and Mr. Paul subject to the Covisint Revenue Condition and their accumulated Dividend Equivalent Rights were cancelled. The 281,690 and 140,845 PSUs subject to the IPO Condition for Mr. Karmanos and Ms. Fournier, respectively, became 100% vested and were settled for shares of the Company’s common stock. The Covisint stock option granted to Mr. Paul also became 100% vested and remains outstanding and exercisable pursuant to the amended exercise schedule described above.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the NEOs as of March 31, 2013.

Name	Grant Date	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert C. Paul	03/01/2004	250,000					7.730	03/01/2014
	04/01/2004	40,000					7.470	04/01/2014
	06/22/2005	81,840					7.245	06/22/2015
	08/22/2006	85,000					7.280	08/22/2016
	11/08/2007	85,000					9.400	11/08/2017
	04/17/2008	500,000					7.850	04/17/2018
	12/07/2009				615,000	(4)	1.730	08/25/2019
	07/01/2011	24,481	73,440				9.760	07/01/2021
	08/23/2011	1,200,001	1,799,999	(5)			7.520	08/23/2021
	09/10/2012				11,204	(6)	10.140	09/10/2022
	11/06/2008	-	-				-	-	12,029	150,242
	06/10/2009	-	-				-	-	18,163	226,856
	04/14/2010	-	-				-	-	37,658	470,348
	07/01/2011	-	-				-	-	31,377	391,899
	09/10/2012	-	-				-	-	46,022	574,815
	12/07/2009	-	-				-	-			100,450	(7)	1,254,621	(7)
Laura L. Fournier	04/01/2004	33,759					7.470	04/01/2014
	06/22/2005	80,000					7.245	06/22/2015
	08/22/2006	90,000					7.280	08/22/2016
	11/08/2007	90,000					9.400	11/08/2017
	04/17/2008	500,000					7.850	04/17/2018
	07/01/2011	15,388	46,162				9.760	07/01/2021
	09/10/2012				7,703	(6)	10.140	09/10/2022
	11/06/2008	-	-				-	-	9,842	122,927
	06/10/2009	-	-				-	-	14,861	185,614
	04/14/2010	-	-				-	-	28,968	361,810
	07/01/2011	-	-				-	-	19,722	246,328
	09/10/2012	-	-				-	-	31,640	395,184
	12/07/2009	-	-				-	-			140,845	(7)	1,759,154	(7)
Peter Karmanos, Jr.	04/01/2004	97,185					7.470	04/01/2014
	06/22/2005	194,370					7.245	06/22/2015
	08/22/2006	200,000					7.280	08/22/2016
	11/08/2007	210,000					9.400	11/08/2017
	04/17/2008	500,000					7.850	04/17/2018
	07/01/2011	41,967	125,898				9.760	07/01/2021
	09/10/2012				19,207	(6)	10.140	09/10/2022
	11/06/2008	-	-				-	-	26,246	327,813
	06/10/2009	-	-				-	-	39,630	494,979
	04/14/2010	-	-				-	-	69,524	868,355
	07/01/2011	-	-				-	-	53,790	671,837
	09/10/2012	-	-				-	-	78,895	985,399
	12/07/2009	-	-				-	-			281,690	(7)	3,518,308	(7)
Joseph R. Angileri	06/20/2011	1,200,000	1,800,000	(5)			9.430	06/20/2021
	07/01/2011	20,983	62,949				9.760	07/01/2021
	09/10/2012				9,603	(6)	10.140	09/10/2022
	06/20/2011	-	-				-	-	159,066	1,986,734
	07/01/2011	-	-				-	-	26,895	335,919
	09/10/2012	-	-				-	-	39,447	492,693
Daniel S. Follis, Jr.	06/22/2005	2,120					7.245	06/22/2015
	08/22/2006	9,000					7.280	08/22/2016
	11/08/2007	18,000					9.400	11/08/2017
	04/17/2008	200,000					7.850	04/17/2018
	09/02/2008	16,875	5,625	(8)			11.430	09/02/2018
	07/01/2011	7,494	22,481				9.760	07/01/2021
	09/10/2012				4,591	(6)	10.140	09/10/2022
	06/10/2009	-	-				-	-	3,715	46,400
	04/14/2010	-	-				-	-	10,138	126,624
	07/01/2011	-	-				-	-	9,605	119,966
	09/10/2012	-	-				-	-	18,860	235,561

(1)	Unless otherwise noted, 25% of the options become exercisable on each of the first through fourth anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control.

(2)	Unless otherwise noted below, 25% of the RSUs vest on each of the first through fourth anniversary of the date of grant, or immediately in the event of death, disability or a change in control.

(3)	Based upon the closing price of Compuware’s shares of common stock on the NASDAQ Global Select Market on March 29, 2013 (i.e., the last trading day of our fiscal year) of $12.49.

(4)	These options represent the right to purchase Covisint common stock and vest as set forth above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The options vested on October 1, 2013 at the close of the Covisint IPO.

(5)	40% of the options become exercisable on the first anniversary of the date of grant, and 30% of the options vest on each of the second and third anniversary of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control.

(6)	The vesting provisions for the performance-based options are discussed above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards — Fiscal 2013 Equity Awards under the EIP.” Up to 50% of the option shares may be earned for fiscal 2014, up to 25% of the option shares may be earned for fiscal 2015 and the remaining 25% of the option shares may be earned upon attainment of the fiscal 2015 target goal. Earned shares, if any, will vest on May 31, 2015. In accordance with the applicable SEC rule, the amount in the table represents only the shares that would vest upon attainment of the threshold performance level.

(7)	The vesting provisions for the PSUs are discussed above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The number of units and market value amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. Under the amended award agreements, one of the grants would terminate if the other vests so that the number of shares issued upon vesting of the PSUs would not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier. Upon the October 1, 2013 close of the Covisint IPO, all PSUs subject to the Covisint Revenue Condition were cancelled and the PSUs subject to the IPO Condition for Mr. Karmanos and Ms. Fournier vested and were settled for shares of Company common stock.

(8)	50% of the options become exercisable on the third anniversary of the date of grant, and 25% of the options vest on each of the fourth and fifth anniversaries of the date of grant. The options become 100% exercisable in the event of death, disability or a change in control.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and RSUs vested during fiscal 2013 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
Robert C. Paul	0	0	59,483	529,664
Laura L. Fournier	32,500	205,489	45,762	407,010
Peter Karmanos, Jr.	95,000	768,075	118,569	1,055,973
Joseph R. Angileri	0	0	115,010	1,062,170
Daniel S. Follis, Jr.	0	0	11,987	106,589

(1)	The value is the actual gain realized by subtracting the option price from the market price received at the time of exercise multiplied by the number of shares.
(2)	The value is based on the fair market value of common stock on the day of vesting (defined as the closing sale price on the trading date immediately preceding the vest date) multiplied by the number of units vesting.

Potential Payments Upon Termination or Change in Control

Equity Vesting Acceleration

Except for the agreements described below, we have not entered into employment agreements with any of the current NEOs. However, the NEOs have unvested options, RSUs and PSUs that would immediately become exercisable due to their death or permanent disability or a change in control of the Company. The following table shows the value of the options, RSUs and PSUs that would have become exercisable by each NEO if, on March 29, 2013 (the last business day of fiscal 2013), they were to die or become disabled or there were a change in control of the Company. The Option Amount was determined by multiplying the difference between $12.49 (the closing market price on March 29, 2013) and the option exercise price by the number of unvested options that would have vested due to such an event. Options with an exercise price of $12.49 or more and options that fully vested prior to March 29, 2013, were disregarded. The RSU/PSU Amount was calculated by multiplying the number of unvested units by $12.49 (the closing market price on March 29, 2013).

Name	Option Amount ($)		RSU/PSU Amount ($)
Robert C. Paul	9,409,790	(1)	3,068,781
Laura L. Fournier	307,043		3,071,016	(2)
Peter Karmanos, Jr.	795,080		6,866,690	(2)
Joseph R. Angileri	5,905,540		2,815,346
Daniel S. Follis, Jr.	175,243		528,552

(1)	Excludes Mr. Paul’s Covisint stock options, which expire upon termination of employment, death, disability or change in control of the Company.
(2)	The RSU/PSU Amount for Mr. Karmanos and Ms. Fournier includes only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. One of the grants would terminate if the other vests so that the number of shares issued upon vesting of the PSUs would not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

Severance Agreements

As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company entered into Severance Agreements with our NEOs (with the exception of Executive Chairman, Peter Karmanos, Jr.) with an effective date of March 15, 2013, and a termination date on the earlier of December 31, 2014 or 24 months following the date on which a change in control occurs. Beginning January 1, 2014 and each January thereafter, the termination date will be automatically extended for one additional year unless notice is given by the Company or the NEO no later than September 30 of the preceding year not to extend the term. The table below illustrates the variables contained in each NEO’s Severance Agreement used to calculate the lump sum severance payment, the component amounts of such payment and the duration of continued welfare benefits.

Name	Lump Sum Payment Multiple	Salary Severance Payment	Target Annual Bonus Severance Payment	Total Lump Sum Severance Payment	Period of Welfare Benefit Coverage
Robert C. Paul	200%	1,400,000	1,400,000	2,800,000	24 months
Laura L. Fournier	150%	825,000	825,000	1,650,000	18 months
Joseph R. Angileri	150%	900,000	900,000	1,800,000	18 months
Daniel S. Follis, Jr.	100%	382,500	382,500	765,000	12 months

As of June 14, 2013, the Company entered into an agreement and release with Ms. Fournier in connection with her retirement pursuant to which she will receive: (i) her current net salary through December 15, 2014; (ii) reimbursement of COBRA continuation coverage premium payments through December 31, 2014; and (iii) $273,350 for her deferred Long-Term Performance Cash under the Company’s fiscal 2012 EIP. In addition, all of Ms. Fournier’s vested and unvested stock options, restricted stock units and performance units granted on or before May 15, 2013 will continue to vest and/or be exercisable through the expiration date set forth in the applicable agreements as if she remained employed by the Company. This agreement supersedes and replaces her Severance Agreement dated as of March 15, 2013.

On October 28, 2013, Compuware Corporation (the “Company”) amended and restated the Severance Agreements previously entered into with Mr. Paul and Mr. Angileri to add severance protections for certain terminations of employment not related to a change in control and make other modifications. The material terms and conditions of the revised severance agreements are summarized below.

Term. Each revised severance agreement will commence on the date it is executed and will continue in effect through December 31, 2016, and then will be automatically extended for consecutive one-year periods each subsequent January 1 unless, not later than 15 months prior to the expiration of the then-current term, the Company or the executive officer shall have given notice not to extend the term. If a change in control of the Company (as defined in the revised severance agreement) occurs during the term, the term will expire 24 months following the date of the change in control.

Severance. If the executive officer experiences a “qualifying termination”, the Company will provide the executive officer with the following severance payments and benefits:

•

a cash lump sum payment in an amount equal to a multiple of the sum of the executive officer’s annual base salary and the target annual cash bonus (two times for Mr. Paul and one and one-half times for Mr. Angileri);

•

the continuation of life, disability, accident and health insurance benefits substantially similar to those provided to the executive officer immediately prior to the date of termination for a 24-month period for Mr. Paul and an 18-month period for Mr. Angileri, along with a reimbursement so that the after-tax cost of such benefits to the executive officer is the same as before termination; and

•

a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive officer for a prior year and which is contingent only on continued employment and an amount equal to the pro rata portion of the award the executive officer would have earned with respect to the year in which the termination occurs.

Qualifying Termination. A “qualifying termination” means the executive officer’s employment is terminated by the Company for any reason other than for cause, death or disability or the executive officer resigns with good reason, in either case, during the term of the revised severance agreement.

Good Reason. A resignation with “good reason” generally means the assignment of duties materially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, a reduction in base salary, a relocation of greater than 25 miles and certain failures of the Company to pay compensation and benefits otherwise due or to fulfill certain contractual obligations.

Section 280G. The Severance Agreement provides that if payments and benefits provided to the executive officer would constitute an “excess parachute payment” for purposes of Section 280G of the Code, the executive officer will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

Executive’s Covenants. Under the Severance Agreement, the executive officer agrees, following a potential change in control (as defined in the revised severance agreement) to remain employed until the earlier of (a) a change in control, (b) six months after a potential change in control or (c) the executive officer’s termination of employment.

Executive Employment Agreement

As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company entered into an Executive Agreement with our Executive Chairman, Peter Karmanos, Jr. with an effective date of July 1, 2011, and a termination date of March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below became effective. For the term of the Executive Agreement, Mr. Karmanos was entitled to: (i) a base salary at an annual rate of $1,200,000; and (ii) participate in the Company’s EIP with annual and long-term incentive targets at 100% and 200% of his base salary, respectively. His existing stock options and RSUs continued to vest in accordance with their terms, he participated in the Company’s health and other insurance benefit plans and he continued to have an office, administrative support, use of two automobiles and reimbursement for all business-related expenses.

The Executive Agreement also provided for similar benefits if it had terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without Cause (with or without a change in control)

•Remaining salary payment due over the remaining term, payable in equal semi-monthly installments (as if termination has not occurred);

•The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year, paid in a lump sum;

•Other benefits provided in the Executive Agreement through the remaining term; and

•Previously granted unvested stock options become immediately exercisable.

By the Company with Cause	•Salary payment due through the date of termination; •Health benefit coverage to the extent eligible under COBRA and required by law; and •Post-retirement consulting agreement becomes void.

Termination by Mr. Karmanos

•Salary payment due through the date of termination;

•The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year, paid in a lump sum;

•Health benefit coverage to the extent eligible under COBRA and required by law; and

•Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements.

Termination due to death or dis-ability of Mr. Karmanos

•Remaining salary payment due over the remaining term, paid in a lump sum;

•All outstanding EIP awards immediately vest and paid in lump sum;

•Reimbursement for COBRA premiums to his spouse for 24 months participation in the Company’s medical, dental, vision and hospitalization plans;

•Other benefits provided in the Executive Agreement through the remaining term; and

•Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements.

The Company’s obligations would have ended if the Company terminated Mr. Karmanos’ employment for “Cause.”

The Executive Agreement contained no additional benefits for termination following a change in control. To the extent that benefits payable under the Executive Agreement would have been subject to an excise tax under Code Section 4999, then the amounts payable would have been reduced so as not to require excise tax.

Post-Retirement Consulting Agreement

In connection with the planned retirement of Peter Karmanos, Jr. from the Board, the Company entered into the Revised PRC Agreement, which superseded and replaced the post-retirement consulting agreement dated

March 1, 2007. The Revised PRC Agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board as of October 25, 2012. The Revised PRC Agreement provided that upon retirement as Executive Chairman, Mr. Karmanos would continue to be employed by the Company in a consulting role and would be entitled to receive: (i) an annual base salary of $600,000 each year for six years, (ii) earned cash awards under the Company’s EIP for any previous years, and (iii) an annual stock option grant of 100,000 shares with the same terms as options awarded to the NEOs under the EIP for the next six fiscal years. In addition, his existing stock options and RSU awards would continue to vest in accordance with their terms. During the six-year term of the Revised PRC Agreement, Mr. Karmanos would also be eligible to continue to participate in all the Company’s benefit plans, including any stock option and RSU awards granted to him as an employee consultant. He would also continue to receive an office, administrative support, use of two automobiles (as long as the Company’s related sponsorship agreement continued in effect) and reimbursement for all business-related expenses. Mr. Karmanos’ employment status changed to employee consultant on April 1, 2013. Had Mr. Karmanos’ employment under the Revised PRC Agreement not been terminated for “Cause” and had it been performed by Mr. Karmanos during its term, he would have been entitled to an annual salary of $600,000 for six years, payable in equal semimonthly installments, and to receive in April 2014 $745,500 Long-Term Performance Cash from fiscal 2012. In addition, he received $798,000 in Long-Term Performance Cash from fiscal 2011 and the first annual stock option grant of 100,000 shares under the Revised PRC Agreement. We estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the six-year period would have been approximately $224,000 per year.

The Revised PRC Agreement also provided for similar benefits if it is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without “Cause” or by Mr. Karmanos with “Good Reason”

•Salary payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred);

•Cash awards and bonuses earned through termination date paid in a lump sum;

•Other insurance and health benefits provided in the agreement through the remaining term; and

•Previously granted unvested stock options and RSU awards become immediately exercisable.

By the Company with “Cause”

•Salary payment due through the date of termination;

•Cash awards and bonuses earned through termination date paid in lump sum;

•Previously granted stock options (vested and unvested) terminate and may not be exercised after the date of termination.

Termination by Mr. Karmanos without “Good Reason”

•Salary Payment due through the date of termination;

•Cash awards and bonuses earned through termination date paid in a lump sum; and

•Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements.

Termination due to death or dis-ability of Mr. Karmanos

•Salary payment due over the remaining term, paid in semi-monthly installments;

•Participation by his spouse for 24 months at Company expense in the Company’s health plans; and

•Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements.

Effective October 1, 2013, Mr. Karmanos’ employment under the Revised PRC Agreement was terminated by the Company for “Cause” and his right to exercise stock options also terminated.

On November 13, 2013, Mr. Karmanos filed a lawsuit against the Company regarding his termination. The Company and Mr. Karmanos have agreed to binding arbitration of this dispute, which arbitration is subject to a confidentiality obligation. Accordingly, the Company has referenced documents, including the Revised PRC Agreement, that are relevant to this dispute, but these references are not intended, and should not be construed, as a description of the Company’s or Mr. Karmanos’ legal positions or arguments in the pending arbitration regarding the interpretation or effect of documents, the possible interplay between the terms of various documents, or the underlying facts and their application to the parties’ contractual obligations.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2013, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were met during fiscal 2013, with the exception of one late Form 4 filed by Mr. Prowse to report the September 1, 2012 RSU award under the fiscal 2013 EIP.

Related Party Transactions

Transactions between the Company and its executive officers and directors are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors. The Audit Committee charter specifically references the Audit Committee’s responsibility to approve such transactions but the approval policy is not formally reduced to writing. The Audit Committee carries out its responsibility to review and approve related party transactions according to a regular approval process as described below.

A list of related parties and continuing related party transactions is compiled annually by the Company based in part upon responses to the annual Directors and Officers Questionnaire. The Audit Committee annually reviews and approves these continuing related-party transactions and ratifies immaterial and ordinary course transactions from the prior fiscal year. In addition, the Chief Financial Officer and staff, in the course of their duties, identify proposed transactions with related parties. Those that involve payments in excess of an immaterial amount that are not: (i) ordinary sales of the Company’s products and services at standard prices; or (ii) purchases of goods and services by the Company at standard prices, are submitted to the Audit Committee for approval prior to execution. Related party transactions that are immaterial or ordinary course are reported on a quarterly basis to the Audit Committee by the Chief Financial Officer.

In fiscal 2013, we paid a total of $1,986,321 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., who served as our Executive Chairman of the Board during fiscal 2013, namely Compuware Sports Corporation (“CSC”) and the Carolina Hurricanes and Gale Force Sports &

Entertainment, LLC (collectively referred to as “GFSE”). This amount includes payments made by the Company as follows:

•

$1,000,000 to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days’ notice. The Company gave notice of intent to terminate the Promotion Agreement effective February 28, 2014.

•

$250,000 to CSC under a separate Promotion Agreement through which the Company sponsors ticket contributions to benefit community organizations, schools and non-profit programs. The Promotion Agreement terminated on June 30, 2013.

•

$250,000 to GFSE and CSC under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

•	$125,762 to GFSE for license fees for suites in the Raleigh, NC and Plymouth, MI arenas. The agreements for the suites terminate in September 2014.

•	$360,559 to GFSE under a sponsorship agreement for signage at the Raleigh, NC arena and special advertising promotions. The agreement terminates in April 2014.

The Company employed the adult son of Mr. Romney as a sales executive through December 30, 2013. This individual, who does not reside with and is not supported financially by Mr. Romney, earned compensation for fiscal 2013 of $216,693, which was commensurate with his peers. Mr. Romney’s son was employed on an “at will” basis and compensated on the same basis as the Company’s other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Romney.

Mr. Romney is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2013 and paid professional fees to the firm totaling $801,932. The amount paid to the Honigman firm during fiscal 2013 is less than 5% of Honigman’s gross revenues for that time period. We expect to continue to engage the Honigman firm to perform legal services in fiscal 2014.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the Annual Meeting of Shareholders, the Proxy Statement, the 2013 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the Annual Meeting of Shareholders, the Proxy Statement and the 2013 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Innisfree M&A Incorporated to assist in our solicitation of proxies, at an approximate cost of $15,000, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy materials to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our Proxy Statement and proxy card relating to our 2014 Annual Meeting of Shareholders, proposals of shareholders that are intended to be presented at that meeting must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226-5099, no later than July 3, 2014. This date is 120 days before the anticipated October 31, 2014 mailing date of next year’s annual meeting proxy statement, in anticipation of an annual meeting expected to be held on December 12, 2014.

In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2014 annual meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before the 90th day before the meeting, but not before the 120th day before the meeting. In the likely event that the date for the 2014 annual meeting of shareholders will be significantly different than the first anniversary of the Annual Meeting, the bylaws provide that the deadline will be the 90th day prior to the 2014 annual meeting. Assuming the 2014 annual meeting will be held on December 12, 2014, we must receive written notice of such proposal or nomination and the information required by the bylaws on or after August 14, 2014 and on or before September 13, 2014. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the SEC. We expect the persons named as proxies for the 2014 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on March 27, 2014.

Vote by Internet
•	Go to www.investorvote.com/CPWR
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Gurminder S. Bedi	☐	☐	☐	02 - Jeffrey J. Clarke	☐	☐	☐	03 - John G. Freeland	☐	☐	☐

04 - David G. Fubini	☐	☐	☐	05 - William O. Grabe	☐	☐	☐	06 - Frederick A. Henderson	☐	☐	☐

07 - Faye Alexander Nelson	☐	☐	☐	08 - Robert C. Paul	☐	☐	☐	09 - Jennifer J. Raab	☐	☐	☐

10 - Lee D. Roberts	☐	☐	☐	11 - Stephen F. Schuckenbrock	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	A non-binding proposal to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2014.	☐	☐	☐	3.	A non-binding proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

4.	Such other business as may properly come before the meeting.

In their discretion, the Proxies are also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated February 14, 2014, and the 2013 Annual Report.

01NSVI

2013 Annual Meeting Admission Ticket

Compuware Corporation Shareholders

March 28, 2014, 9:00 A.M. Eastern time

Compuware Headquarters

One Campus Martius

Detroit, MI 48226

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits only the shareholder listed

on the reverse side of this card and is not transferable.

The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.

Dear Shareholder:

This proxy card relates to the 2013 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2013 Annual Report.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Compuware Corporation

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Compuware Corporation	+

PROXY SOLICITED BY BOARD OF DIRECTORS

The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. and Joseph R. Angileri, or either of them acting alone, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on March 28, 2014, and at any adjournment(s) and postponement(s) thereof.

The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1 and (b) FOR Proposals 2 and 3. The Proxies will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated February 14, 2014 is unable to serve or, for good cause, will not serve.

PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+